Exhibit 2.1

EXECUTION VERSION

INTEREST PURCHASE AGREEMENT

by and among

SOF-XI TERM HOLDINGS, L.P.

and

SOF-XI TERM PARENT HOLDINGS, L.P.

and

VB FIVE, LLC

Dated: August 3, 2022

TABLE OF CONTENTS

Page

ARTICLE I Definitions and Rules of Construction		2

1.1.	Definitions	2
1.2.	Rules of Construction	16

ARTICLE II Purchase and Sale		16

2.1.	Purchase and Sale	16
2.2.	Closing	16
2.3.	Payments at the Closing	17
2.4.	Deposit	21
2.5.	Title Matters	22
2.6.	Transfer Taxes	23
2.7.	Due Diligence Period	23
2.8.	Title Defect Excluded Properties	24
2.9.	Treatment of Excluded Properties	25

ARTICLE III Representations and Warranties of Seller		26

3.1.	Organization and Power	26
3.2.	Authorization and Enforceability	26
3.3.	Capitalization	27
3.4.	No Violation	28
3.5.	Consents	29
3.6.	Financial Statements	29
3.7.	Real Property	30
3.8.	Leases	30
3.9.	Contracts	31
3.10.	Compliance with Laws	31
3.11.	Environmental Matters	31
3.12.	Litigation	32
3.13.	Labor and Employment Matters	32
3.14.	Tax Matters	32
3.15.	Bank Accounts	33
3.16.	No Brokers	33
3.17.	ERISA	33
3.18.	Real Property Matters	33
3.19.	Authority and Association Payments	34
3.20.	Bankruptcy.	34
3.21.	Relationship with Affiliates	34
3.22.	Special Purpose Entities	35
3.23.	Insurance	35
3.24.	Restricted Persons	35

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3.25.	Seller’s Designated Representative	35
3.26.	Disclaimer	35
3.27.	Limitation with respect to Seller’s Representations	35

ARTICLE IV Representations and Warranties of Buyer		36

4.1.	Organization and Power	36
4.2.	Authorization	36
4.3.	Enforceability	36
4.4.	No Violation	36
4.5.	Consents	37
4.6.	Financial Capacity	37
4.7.	Litigation	37
4.8.	No Brokers	37
4.9.	Investment Intent	37
4.10.	Qualified Transferee	37
4.11.	Restricted Persons	37
4.12.	ERISA	37

ARTICLE V Covenants		38

5.1.	Conduct of the Acquired Entities	38
5.2.	Access to Information Prior to the Closing	41
5.3.	Efforts	41
5.4.	Certain Tax Matters	42
5.5.	Exculpation	44
5.6.	Confidentiality	45
5.7.	Public Announcements	45
5.8.	Commercially Reasonable Efforts	45
5.9.	Casualty and Condemnation	46
5.10.	Condition of Properties	47
5.11.	Transitional Matters	47
5.12.	Rule 3-14 Audit	47
5.13.	Exclusivity	48
5.14.	Termination of Property Management Agreements	48
5.15.	Texas Qualifications	48

ARTICLE VI Conditions to Closing		49

6.1.	Conditions to All Parties’ Obligations	49
6.2.	Conditions to Seller’s Obligations	49
6.3.	Conditions to Buyer’s Obligations	49

ARTICLE VII Deliveries by Seller at Closing		51

7.1.	Officer’s Certificate	51
7.2.	Assignment of Purchased Interests	51
7.3.	W-9	51

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7.4.	Title Affidavit	51
7.5.	Existing Loan Assumption Approval	51
7.6.	FIRPTA Certificate	51
7.7.	Termination of Property Management Agreements and Tiber Lease	52
7.8.	Association Estoppels	52
7.9.	. Association Estoppels received by Seller (if any)	52
7.10.	Guarantor Joinder	52
7.11.	Texas Qualification	52

ARTICLE VIII Deliveries by Buyer at Closing		52

8.1.	Officer’s Certificate	52
8.2.	Closing Consideration Amount	52
8.3.	Assignment Agreement	52
8.4.	Existing Loan Assumption Approval	52

ARTICLE IX Survival; R&W Insurance Policy		52

9.1.	No Post-Closing Liability	52
9.2.	Sole Remedy	53
9.3.	Covenant	53
9.4.	No Seller Responsibility	54
9.5.	Replacement R&W Insurance Policy	54

ARTICLE X Termination		55

10.1.	Termination	55
10.2.	Effect of Termination	56

ARTICLE XI Miscellaneous		57

11.1.	Expenses	57
11.2.	Notices	57
11.3.	Governing Law	58
11.4.	Entire Agreement	58
11.5.	Severability	59
11.6.	Amendment	59
11.7.	Effect of Waiver or Consent	59
11.8.	Parties in Interest; Limitation on Rights of Others	59
11.9.	Assignability	59
11.10.	Jurisdiction; Court Proceedings; Waiver of Jury Trial	60
11.11.	No Other Duties	60
11.12.	Reliance on Counsel and Other Advisors	60
11.13.	Sole Remedies	60
11.14.	Counterparts	60
11.15.	Further Assurance	60
11.16.	Legal Representation	60
11.17.	Attorneys’ Fees	61

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11.18.	Release	61
11.19.	Third-Party Beneficiary	62
11.20.	State-Specific Provisions	62
11.21.	Jointly and Severally	62
11.22.	Closing; Dates.	63

Exhibit A        Allocated Purchase Prices

Exhibit B        Form of Escrow Agreement

Exhibit C        Mandatory Removal Exceptions

Exhibit D        Form of Assignment Agreement

Exhibit E         Title Affidavit

Exhibit F         R&W Insurance Policy Non-Binding Indicative Terms

Exhibit G        Post-Closing Liability Terms and Provisions

Exhibit H         Form of Guarantor Joinder

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INTEREST PURCHASE AGREEMENT

INTEREST PURCHASE AGREEMENT, dated as of August 3, 2022 (the “Effective Date”), by and among SOF-XI TERM HOLDINGS, L.P., a Delaware limited partnership (“Term Holdings Seller”), SOF-XI TERM PARENT HOLDINGS, L.P., a Delaware limited partnership (“Depositor Seller”; Term Holdings Seller and Depositor Seller are referred to herein individually and/or collectively, as the context may require, as “Seller”), and VB FIVE, LLC, a Delaware limited liability company (“Buyer”).

RECITALS

WHEREAS, Term Holdings Seller is the owner of all of the rights, title and interests in and to all of the limited liability company interests (the “Seller GP Interests”) in STAR 2021-SFR1 Equity Owner GP, L.L.C., a Delaware limited liability company (the “General Partner”);

WHEREAS, the General Partner is the sole general partner of, and the owner of all of the rights, title and interests in and to a 0.1% general partnership interest (the “General Partner Interest”) in, STAR 2021-SFR1 Equity Owner, L.P., a Delaware limited partnership (the “Partnership”);

WHEREAS, the Term Holdings Seller is the sole limited partner of, and the owner of all of the rights, title and interests in and to a 99.9% limited partnership interests in the Partnership (the “Seller LP Interests”; the Seller GP Interests and the Seller LP Interests are referred to herein collectively as the “Term Holdings Purchased Interests”);

WHEREAS, the Partnership is the owner of all of the rights, title and interests in and to all of the limited liability company interests (the “Property Owner GP Interests”) in STAR 2021- SFR1 Borrower GP, L.L.C., a Delaware limited liability company (the “Property Owner General Partner”);

WHEREAS, the Property Owner General Partner is the sole general partner of, and the owner of all of the rights, title and interests in and to a 0.1% general partnership interests (“Property Owner General Partner Interest”) in, STAR 2021-SFR 1 Borrower, L.P., a Delaware limited partnership (the “Property Owner”);

WHEREAS, the Partnership is the sole limited partner of, and the owner of all of the rights, title and interests in and to a 99.9% limited partnership interests in the Property Owner (the “Property Owner LP Interests”; the Property Owner GP Interests and the Property Owner LP Interests are referred to herein collectively as the “Property Owner Interests”);

WHEREAS, Depositor Seller is the owner of all of the rights, title and interests in and to all of the limited liability company interests (the “Depositor GP Interests”) in STAR SFR Depositor GP, L.L.C., a Delaware limited liability company (the “Depositor General Partner”);

WHEREAS, the Depositor General Partner is the sole general partner of, and the owner of all of the rights, title and interests in and to a 0.1% general partnership interest (the “Depositor General Partner Interest”) in, STAR SFR Depositor, L.P., a Delaware limited partnership (the “Depositor”);

WHEREAS, the Depositor Seller is the sole limited partner of, and the owner of all of the rights, title and interests in and to a 99.9% limited partnership interests in the Depositor (the “Depositor LP Interests”; the Depositor GP Interests and the Depositor LP Interests are referred to herein collectively as the “Depositor Purchased Interests”; the Term Holdings Purchased Interests and the Depositor Purchased Interests are referred to herein collectively as the “Purchased Interests”; the Purchased Interests, the General Partner Interest, the Property Owner GP Interests, the Property Owner LP Interests and the Depositor General Partner Interest are referred to herein collectively as the “Interests”; and the General Partner, the Partnership, the Property Owner General Partner, the Property Owner, the Depositor General Partner and the Depositor are referred to herein collectively as the “Acquired Entities”);

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell, all of Seller’s right, title and interest in and to the Purchased Interests, upon the terms and subject to the conditions hereinafter set forth; and

NOW THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

Definitions and Rules of Construction

1.1.             Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Access Agreement” means, that certain Access Agreement with respect to the Properties, dated June 24, 2022, between Buyer and Seller.

“Acquired Entities” has the meaning set forth in the Recitals.

“Acquired Entity Leases” means any Lease to which an Acquired Entity is a party. “Action” means any litigation, arbitration, suit, claim, action, order, decree, proceeding, hearing, petition, investigation, grievance or complaint before any Governmental Authority or arbitrator.

“Additional Deposit” has the meaning set forth in Section 2.4(a). “Additional Transfer Taxes” has the meaning set forth in Section 2.6.

“Adjustment Time” means 11:59 p.m. on the day immediately preceding the Closing Date.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agreement” means this Interest Purchase Agreement, as it may be amended from time to time.

“Allocated Purchase Prices” has the meaning set forth in Section 2.3(a).

“Ancillary Documents” means the documents being executed and delivered in connection with this Agreement and the transactions contemplated hereby.

“Approval Notice” has the meaning set forth in Section 2.7.

“Assignment Agreement” has the meaning set forth in Section 7.2.

“Association(s)” means any condominium association, any homeowner’s association or any other association or non-governmental entity under any Declaration and Covenants.

“Association Approval” means the Association approvals required with respect to the Contemplated Transaction.

“Association Estoppels” has the meaning set forth in Section 5.3(d).

“Authority Payments” has the meaning set forth in Section 3.19.

“Balance Sheet Date” has the meaning set forth in Section 3.6(a).

“Business Day” means any day other than a Saturday, Sunday or day on which banks are closed in New York, New York. If any period expires on a day which is not a Business Day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day which is not a Business Day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding Business Day.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Condition to Closing” has the meaning set forth in Section 6.3.

“Buyer Condition to Closing Excluded Property Designation Date” has the meaning set forth in Section 6.3.

“Buyer Exculpated Parties” has the meaning set forth in Section 5.5(b).

“Casualty” has the meaning set forth in Section 5.9(b).

“Closing” has the meaning set forth in Section 2.2.

“Closing Consideration Amount” has the meaning set forth in Section 2.3(a).

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Date Indebtedness” means the Indebtedness of the Property Owner as of the Adjustment Time (without duplication of any amounts included in the calculation of the Proration Items); provided that, for the avoidance of doubt, Closing Date Indebtedness shall not include any amounts payable with respect such Indebtedness that are repaid at, or prior to, Closing (including, without limitation, in connection with the Excluded Properties).

“Closing Date Statement” has the meaning set forth in Section 2.3(b).

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or corresponding provisions of subsequent superseding federal revenue Laws.

“Company Disclosure Schedule” means the disclosure schedule of even date herewith delivered by Seller to Buyer in connection with the execution and delivery of this Agreement.

“Condemnation” has the meaning set forth in Section 5.9. “Contested Liens” has the meaning set forth in Section 2.3(f)(7).

“Confidentiality Agreement” means that certain Principal Confidentiality Agreement, dated as of April 26, 2022, made by Vinebrook Homes Operating Partnership, L.P. in favor of SCG Global Holdings, L.L.C. and its affiliates and Eastdil Secured, with respect to Project Tusk.

“Consents” has the meaning set forth in Section 3.5.

“Contemplated Transactions” means the transactions contemplated by this Agreement and the Ancillary Documents.

“Consultants” has the meaning set forth in the Access Agreement.

“Contract” means any written agreement, contract, arrangement, understanding, obligation or commitment to which a party is bound.

“Data Room Information” means any written information, documents or materials made available to Buyer in the Data Room Website, which may be updated by (or on behalf of) Seller at any time until 5:00 pm EST on the date that is two (2) Business Days’ prior to the expiration of the Due Diligence Period.

“Data Room Website” has the meaning set forth in the Access Agreement.

“Declarations  and  Covenants”  means,  collectively,  any  homeowner  or condominium declarations, reciprocal easement agreements, covenants, conditions and restrictions agreements or other similar agreements of record and affecting or encumbering any of the Properties.

“Deposit” has the meaning set forth in Section 2.4(a).

“Depositor” has the meaning set forth in the Recitals.

“Depositor General Partner” has the meaning set forth in the Recitals.

“Depositor General Partner Interest” has the meaning set forth in the Recitals.

“Depositor GP Interests” has the meaning set forth in the Recitals.

“Depositor LP Interests” has the meaning set forth in the Recitals.

“Depositor Purchased Interests” has the meaning set forth in the Recitals.

“Depositor Seller” has the meaning set forth in the Preamble.

“Due Diligence Period” means, notwithstanding anything contained in the Access Agreement to the contrary, the period commencing on June 24, 2022 and ending at 5:00 p.m. (Eastern Time) on August 3, 2022.

“Effective Date” has the meaning set forth in the Preamble.

“Environmental Laws” means any applicable foreign, federal, state or local law, statute, ordinance, rule or regulation governing Environmental Matters, in each case as in effect at the Closing Date.

“Environmental Matter” means any matters arising out of or relating to pollution or protection of the environment or natural resources, including any of the foregoing relating to the use, generation, transport, treatment, storage or disposal of any material defined as a “hazardous substance” or “hazardous waste” under any Environmental Law.

“Equity Securities” of any Person means any and all shares of capital stock, limited liability company interests, partnership interests, warrants or options to acquire capital stock, limited liability company interests or partnership interests of such Person, and all securities exchangeable for, or convertible or exercisable into, any of the foregoing.

“Escrow Account” has the meaning set forth in Section 2.4.

“Escrow Agent” means Fidelity National Title Insurance Company, 1050 Wilshire Drive, Suite 310, Troy, Michigan 48084, Attn: Maxine J. Lievois, Esq., Phone: (248) 816-3850, Email: Maxine.lievois@fnf.com.

“Escrow Agreement” means that certain Escrow Agreement to be entered into promptly following the date hereof in connection with the establishment of the Escrow Account, by and between Buyer, Seller and Escrow Agent substantially in the form attached hereto as Exhibit B.

“Essex” means Essex Title.

“Estimated Transfer Taxes” means the Title Company’s good faith determination of the estimated amount of Transfer Taxes to be paid in connection with the Contemplated Transaction, as reasonably approved by Buyer and Seller.

“Excluded Property” means each Property that is deemed an “Excluded Property” pursuant to the terms hereof.

“Excluded Property Purchase Price Reduction” has the meaning set forth in Section 2.9(a).

“Excluded Property Designation Date” means, individually or collectively as the context may permit or require (i) a Title Defect Excluded Property Designation Date, (ii) a Significant Casualty/Condemnation Excluded Property Designation Date and/or (iii) a Buyer Condition to Closing Excluded Property Designation Date.

“Excluded Property Disposition” has the meaning set forth in Section 2.9(a).

“Existing Construction Projects” has the meaning set forth in Section 3.18(c).

“Existing Guarantor” means SOF-XI U.S. NRE Holdings, L.P., a Delaware limited partnership.

“Existing Lender” means any lender under the Existing Loan.

“Existing Lender Consent” has the meaning set forth in Section 5.3(c).

“Existing Loan” means the Indebtedness evidenced by the Existing Loan Documents.

“Existing Loan Agreement” has the meaning set forth in Section 3.6(c)(i) of the Company Disclosure Schedules.

“Existing Loan Assumption Approval” has the meaning set forth in Section 5.3(c).

“Existing Loan Assumption Approval Conditions” has the meaning set forth in Section 5.3(c).

“Existing Loan Assumption Fees” has the meaning set forth in Section 5.3(c).

“Existing Loan Assumption Requirements” means, collectively, (1) the satisfaction of all reasonable requests, searches, requirements, deliveries (including, without limitation, documents, instruments, certificates and opinions) and conditions of the Existing Lender (including, without limitation, the requests, searches, requirements, deliveries and conditions set forth in Section 4.2.14(d)(vii) of the Existing Loan Agreement) in connection with the Contemplated Transactions (including, if applicable, with respect to any Excluded Properties and Excluded Property Disposition), (2) intentionally omitted, (3) the delivery of any information and materials reasonably required by the Existing Lender with respect to the Contemplated Transactions, including, without limitation, any information and materials such that the Existing Lender can perform the searches and other due diligence contemplated by Section 4.2.14(d)(vii) of the Existing Loan Agreement, in each case with respect to Buyer, its Affiliates and their respective businesses, (4) the delivery of releases to the Existing Lender that are required by the Existing Loan Documents or which are reasonably requested by the Existing Lender, (5) the delivery of an Additional Insolvency Opinion (as such term is defined in the Existing Loan Documents) to the existing Lender, (6) the satisfaction of the Guaranty Assumption Requirements, (7) Existing Lender’s receipt of any applicable rating agency confirmations required pursuant to the Existing Loan Agreement with respect to the Contemplated Transactions and (8) the satisfaction of any other reasonable requirements and conditions of the Existing Lender in connection with the Contemplated Transactions.

“Existing Loan Documents” has the meaning set forth in Section 3.6(c).

“Existing Manager” means (a) with respect to the Properties currently managed by Tiber Capital Group LLC (or its affiliates, delegees or subcontractors (if any)), Tiber Capital Group LLC and (b) with respect to the Properties currently managed by Roofstock, Inc. (or its affiliates, delegees or subcontractors (if any)), Roofstock, Inc.

“Financial Statements” has the meaning set forth in Section 3.6(a).

“Fundamental Representations” means the representations and warranties of (i) Seller set forth in Section 3.1 (Organization and Power), Section 3.2 (Authorization and Enforceability), Section 3.3 (Capitalization) and Section 3.14 (Tax Matters) and (ii) Buyer set forth in Section 4.1 (Organization and Power), Section 4.2 (Authorization), and Section 4.3 (Enforceability).

“GAAP” means generally accepted accounting principles as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession in the United States.

“General Partner” has the meaning set forth in the Recitals. “General Partner Interest” has the meaning set forth in the Recitals.

“Governmental Authority” means any nation or government, any foreign or domestic federal, state, county, municipal or other political instrumentality or subdivision thereof and any foreign or domestic entity or body exercising executive, legislative, judicial, regulatory, administrative or taxing functions of or pertaining to government, including any court.

“Guarantor Joinder” has the meaning set forth in Section 7.10.

“Guaranty Assumption Requirements” means, collectively, (1) either the execution by a Qualified Transferee (as defined in the Existing Loan Agreement) of a replacement guaranty with respect to the Sponsor Guaranty or the execution by a Qualified Transferee (as defined in the Existing Loan Agreement) of an assumption of the obligations of Existing Guarantor under the Sponsor Guaranty, in either case pursuant to Section 4.2.14(e)of the Existing Loan Agreement and (2) the execution by a Qualified Transferee (as defined in the Existing Loan Agreement) of a replacement guaranty with respect to the Repurchase Guaranty and the execution by a Qualified Transferee (as defined in the Existing Loan Agreement) of an assumption of the obligations of Existing Guarantor under the Repurchase Guaranty, in each case pursuant to Section 10 of the Repurchase Guaranty.

“Housing Authority” has the meaning set forth in Section 3.19.

“Indebtedness” means all obligations and indebtedness of the Acquired Entities (a) for borrowed money (other than trade debt and other similar liabilities incurred in the ordinary course of business), (b) evidenced by a note, bond, debenture, or similar instrument, but excluding letters of credit to the extent not drawn upon, (c) drawn under letters of credit, banker’s acceptances or similar credit transactions, (d) for any other Person’s obligation or indebtedness of the same type as any of the foregoing, whether as obligor, guarantor or otherwise, (e) created or arising under any capital lease, conditional sale, earn out or other arrangement for the deferral of purchase price of any Property; and/or (f) for accrued but unpaid interest (including default interest) and penalties on any of the foregoing; provided, that Indebtedness shall not include (i) accounts payable to trade creditors and deferred revenues arising in the ordinary course of business, (ii) the endorsement of negotiable instruments for collection in the ordinary course of business, and (iii) Indebtedness owing from any Acquired Entity to any wholly owned Subsidiaries thereof or from any such wholly-owned Subsidiaries to any Acquired Entity.

“Indemnified Individuals” has the meaning set forth in Section 5.5(c).

“Independent Consideration” means a portion of the Deposit equal to one hundred dollars ($100.00).

“Initial Deposit” has the meaning set forth in Section 2.4(a).

“Kirkland” has the meaning set forth in Section 11.16.

“Knowledge of Buyer” (and correlative uses thereof) means the actual knowledge (and not imputed or constructive knowledge), without any duty of inquiry or investigation, of Dana Sprong and Kyle Bodmer. There shall be no personal liability on the part of the foregoing named individuals arising out of any of the representations or warranties of Buyer under this Agreement.

“Knowledge of Seller” means the actual knowledge (and not imputed or constructive knowledge), without any duty of inquiry or investigation, of Sam Caven and Nick Haechler (collectively, “Seller’s Designated Representatives”). There shall be no personal liability on the part of the foregoing named individuals arising out of any of the representations or warranties of Seller under this Agreement.

“Laws” means all laws, Orders, statutes, codes, regulations, ordinances, orders, decrees, rules or other requirements with similar effect of any Governmental Authority.

“Leases” means all leases, subleases, licenses or other agreements that permit the use or occupancy of a Property and use of related improvements, or portion thereof and guaranties relating thereto.

“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person.

“Lien” means any lien, statutory or otherwise, security interest, mortgage, deed to secure debt, deed of trust, security instrument, financing statement, priority, pledge, charge, right of first offer, right of first refusal, option or other encumbrance or similar right of others, or any agreement to give any of the foregoing.

“Litigation” has the meaning set forth in Section 3.12.

“Loss” or “Losses” means any and all claims, losses, Taxes, Liabilities, damages, deficiencies, interest and penalties, costs and expenses, including losses resulting from the defense, settlement and/or compromise of a claim and/or demand and/or assessment, reasonable attorneys’, accountants’ and expert witnesses’ fees, costs and expenses of investigation, and the costs and expenses of enforcing any indemnification provided hereunder.

“Mandatory Removal Exceptions” means (i) any Liens voluntarily recorded by any Acquired Entity or arising from the voluntary action (or failure to take required action) of any Acquired Entity (in each case, as opposed to any tenant or other party), in each case but other than with the prior written approval of Buyer, (ii) all matters set forth on Exhibit C hereto, and (iii) any other Lien granted by any Acquired Entity which secures indebtedness for borrowed money (other than the Lien created by the Existing Loan Documents).

“Material Contracts” has the meaning set forth in Section 3.9(a).

“Material Title Matter” means any Lien, encumbrance or other title matter with respect to any Property, in each case which has a material and adverse effect on the value, use or operation of such Property as a single family rental property and which is not a Permitted Lien or a Mandatory Removal Exception.

“New Construction Projects” has the meaning set forth in Section 5.3(e). “Non-Terminating Party” has the meaning set forth in Section 2.2.

“Orders” means all judgments, orders, writs, injunctions, decisions, rulings, decrees and awards of any Governmental Authority.

“Other Agreement” means that certain Interest Purchase Agreement among Buyer, Term Holdings Seller, SOF-XI RS Holdings, L.P., a Delaware limited partnership, and SFR Master Holdings, L.P., a Delaware limited partnership, dated as of the Effective Date.

“Other Agreement Access Agreement” has the meaning ascribed to the term “Access Agreement” in the Other Agreement.

“Other Agreement Buyer” has the meaning ascribed to the term “Buyer” in the Other Agreement.

“Other Agreement Closing” has the meaning ascribed to the term “Closing” in the Other Agreement.

“Other Agreement Closing Date” has the meaning ascribed to the term “Closing Date” in the Other Agreement.

“Other Agreement Excluded Properties” has the meaning ascribed to the term “Excluded Properties” in the Other Agreement.

“Other Agreement Fundamental Representations” has the meaning ascribed to the term “Fundamental Representations” in the Other Agreement.

“Other Agreement Losses” has the meaning ascribed to the term “Losses” in the Other Agreement.

“Other Agreement Outside Closing Date” has the meaning ascribed to the term “Outside Closing Date” in the Other Agreement.

“Other Agreement Properties” has the meaning ascribed to the term “Properties” in the Other Agreement.

“Other Agreement Property Representations” has the meaning ascribed to the term “Property Representations” in the Other Agreement.

“Other Agreement Purchase Price” has the meaning ascribed to the term “Purchase Price” in the Other Agreement.

“Other Agreement Seller” has the meaning ascribed to the term “Seller” in the Other Agreement.

“Other Agreement Seller Termination Event” has the meaning ascribed to the term “Seller Termination Event” in the Other Agreement.

“Outside Closing Date” has the meaning set forth in Section 2.2.

“Partnership” has the meaning set forth in the Recitals.

“Permitted Entity Liens” means restrictions under applicable state and federal securities laws or under the applicable Organizational Documents and/or Liens and restrictions under the terms of the Existing Loan Documents.

“Permitted Liens” means: (i) statutory Liens for current Taxes, assessments or other governmental charges not yet due and payable or being contested in good faith by appropriate proceedings; (ii) all water, sewer, utility, trash and other similar charges that are or may become or give rise to a Lien on all or any portion of such Property, in each case that are not yet due and payable and delinquent as of the Closing Date or that are being contested in good faith (it being understood that such items shall be subject to apportionment or adjustment at the Closing as provided herein); (iii) the rights of the tenants pursuant to the applicable Leases; (iv) Liens securing Indebtedness under the Existing Loan Documents or other obligations secured by the Existing Loan Documents; (v) any Liens and/or title exceptions disclosed in any title commitment provided to Buyer (other than any Material Title Matters for which Buyer has timely delivered a Title Defect Notice in accordance with the terms hereof); (vi) all Laws, including all environmental, building and zoning restrictions affecting such Property or the ownership, use or operation thereof adopted by any Governmental Authority having jurisdiction over such Property or the ownership, use or operation thereof, and all amendments or additions thereto now in effect or which may be in force and effect after the date hereof with respect to such Property but excluding judgments against any Seller or Affiliate thereof, provided that none of the foregoing materially restrict use of the Properties as single family rental properties (vii) all matters created or caused by or on behalf of, or with the written consent of, Buyer; (viii) the state of facts disclosed on any surveys provided to Buyer (other than those items set forth on Exhibit C attached hereto), and any further state of facts as a current survey or inspection of the applicable Property would disclose, possible encroachments and/or projections of stoop areas, roof cornices, window trims, vent pipes, cellar doors, steps, columns and column bases, flue pipes, signs, piers, lintels, window sills, fire escapes, satellite dishes, protective netting, sidewalk sheds, ledges, fences, coping walls (including retaining walls and yard walls), air conditioners and the like, if any, on, under or above any street or highway, the Property or any adjoining property; (ix) such matters as the Escrow Agent shall be willing, at no material cost to Buyer, to omit as exceptions to coverage or affirmatively insure over with respect to a new title insurance policy (other than any Material Title Matters for which Buyer has timely delivered a Title Defect Notice in accordance with the terms hereof); (x) the standard printed exclusions from coverage contained in the ALTA form of owner’s title policy currently in use and in the state where a Property is located; (xi) all covenants, restrictions and utility company rights, easements and franchises relating to electricity, water, steam, gas, telephone, sewer or other service or the right to use and maintain poles, lines, wires, cables, pipes, boxes and other fixtures and facilities in, over, under and upon the Property; (xii) mechanic’s, materialmen’s, carriers’, repairers’ and other Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith, including, without limitation, any such Liens with respect to the Existing Construction Projects or the New Construction Projects for which Buyer receives a credit at Closing; (xiii) Liens (other than Liens securing indebtedness for borrowed money), defects or irregularities in title, easements, rights-of- way, covenants, restrictions and other similar matters that would not reasonably be expected to, individually or in the aggregate, materially impair the value or continued use and operation of the applicable individual Property, in each case other than any Material Title Matters for which Buyer has timely delivered a Title Defect Notice in accordance with the terms hereof; (xiv) Liens securing obligations for which Seller, in its sole discretion, causes to be removed or provides a credit to Buyer at Closing together with the fees associated with such removal; or (xv) Contested Liens. In no event shall any “Permitted Lien” include any Mandatory Removal Exception.

“Person” means any individual, person, entity, general partnership, limited partnership, limited liability partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, association, foreign trust or foreign business organization and the heirs, executors, administrators, legal representatives, successors and assigns of the “Person” when the context so permits.

“Post-Closing Date Statement” has the meaning set forth in Section 2.3(e).

“Post-Closing Liability Trigger” has the meaning set forth in Section 6.3(e).

“Properties” has the meaning set forth in Section 3.7(a).

“Property Representations” means the representations and warranties of Seller set forth in this Agreement other than the Fundamental Representations.

“Proration Items” has the meaning set forth in Section 2.3(f).

“Purchase Price” has the meaning set forth in Section 2.3(a).

“Purchased Interests” has the meaning set forth in the Recitals.

“Purchaser Investigations” has the meaning set forth in the Access Agreement.

“Property Management Agreement” has the meaning set forth in Section 5.14.

“Proprietary Information” shall mean (i) information and materials that are legally privileged, constitute attorney work product or are subject to a third-party confidentiality agreement prohibiting Seller and/or its Affiliates from providing such information and materials and/or (ii) information and materials that constitute confidential internal forecast, projection and/or strategy assessments, reports, studies, analyses, memoranda, notes and related correspondence prepared by or on behalf of any officer or employee of Seller or any of its affiliates.

“R&W Insurance Policy” has the meaning set forth in Section 9.2.

“R&W Insurance Policy Binding Premium” has the meaning set forth in Section 9.3.

“R&W Insurance Policy Buyer Condition to Closing” has the meaning set forth in Section 6.3(e).

“R&W Insurance Policy Insurer” has the meaning set forth in Section 9.3.

“R&W Insurance Policy Non-Binding Indicative Terms” has the meaning set forth in Section 9.2.

“Required Association Approval” means any Association Approval identified by Buyer to Seller in writing no later than twelve (12) Business Days prior to the Closing Date.

“Released Claims” has the meaning set forth in Section 11.18.

“Rent” has the meaning set forth in Section 2.3(f)(i).

“Rent Roll” has the meaning set forth in Section 3.8.

“Replacement R&W Insurance Policy” means a buyer side representations and warranties policy that is (i) procured by Seller for the benefit of Buyer in connection with the Contemplated Transactions and (ii) issued by the Replacement R&W Insurer on the R&W Insurance Policy Non-Binding Indicative Terms.

“Replacement R&W Insurance Policy Insurer” means any reputable insurance company regularly engaged in the issuance of representation and warranty insurance policies.

“Representatives” has the meaning set forth in Section 9.1.

“Repurchase Guaranty” means that certain Repurchase Guarantor for Material Document Defects, executed by Existing Guarantor in favor of Existing Lender.

“Restricted Person” means any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, or other entity which (i) is included on the List of Specially Designated Nationals and Blocked Persons maintained by the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”), (ii) resides or has a place of business in a country or territory named on an OFAC list or which is designated as a Non-Cooperative Jurisdiction by the Financial Action Task Force on Money Laundering or transfers its funds from or through such a jurisdiction, (iii) resides in or is organized under the laws of a jurisdiction designated by the Secretary of the Treasury of the United States as warranting special measures due to money laundering concerns, (iv) is a senior foreign political figure, member of a senior foreign political figure’s immediate family or close associate of a senior foreign political figure (as each is defined below), or (v) is a foreign shell bank (as defined below). For purposes of this definition, senior foreign political figure means a senior official in the executive, legislative, administrative, military or judicial branches of a foreign government (whether elected or not), a senior official of a major foreign political party, or a senior executive of a foreign government-owned corporation. In addition, a senior foreign political figure includes any corporation, business or other entity that has been formed by, or for the benefit of, a senior foreign political figure. The immediate family of a senior foreign political figure includes the senior foreign political figure’s parents, siblings, spouse, children and in-laws. A close associate of a senior foreign political figure is a person who is widely and publicly known to maintain an unusually close relationship with the senior foreign political figure, and includes a person who is in a position to conduct substantial domestic and international financial transactions on behalf of the senior foreign political figure. For purposes of this definition, “foreign shell bank” means a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision.

“Rule 3-14 Financials” has the meaning set forth in Section 5.12.

“Security Deposits” has the meaning set forth in Section 3.8.

“Seller” has the meaning set forth in the Preamble.

“Seller Exculpated Parties” has the meaning set forth in Section 5.5(a).

“Seller GP Interests” has the meaning set forth in the Recitals.

“Seller Group” has the meaning set forth in Section 11.16.

“Seller LP Interests” has the meaning set forth in the Recitals.

“Seller Termination Event” shall occur each time the sum of (a) the number of Excluded Properties plus (b) the number of Other Agreement Excluded Properties, is more than two percent (2%) of the sum of (x) the total number of Properties subject to this Agreement as of the Effective Date plus (y) the total number of Other Agreement Properties subject to the Other Agreement as of the Effective Date.

“Seller’s Representations” means the Fundamental Representations and the Property Representations.

“Significant Casualty” means, if any individual Property (or portions thereof) is damaged by a fire or other casualty and the cost to repair and restore such Property is expected to cost more than $50,000.00.

“Significant Casualty/Condemnation Excluded Property Designation Date” has the meaning set forth in Section 5.9(c).

“Significant Condemnation” means, if a taking occurs with respect to all or a portion of any Property as a result of a condemnation or eminent domain proceeding, such taking will result in the loss of a Property or portions thereof valued in an aggregate amount of more than $50,000.00.

“Sponsor Guaranty” means that certain Sponsor Guaranty, dated as of March 10, 2021, executed by Existing Guarantor in favor of Existing Lender.

“Straddle Period” means any Tax period beginning on or before and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any Person controlled by such Person, directly or indirectly, through one or more intermediaries, and includes any entity in respect of which such Person, directly or indirectly, beneficially owns 50% or more of the voting securities or equity.

“Surviving Provisions” has the meaning set forth in Section 10.2(a).

“Tax” or “Taxes” (including, with correlative meaning, the term “Taxable”) means all U.S. federal, state, local and non-U.S. foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise production, value added, occupancy, Transfer Taxes, and other taxes, duties or assessments of any nature whatsoever imposed by a Governmental Authority, together with all interest, penalties or additions to tax attributable to such taxes.

“Tax Contest” shall mean any audit, hearing, proposed adjustment, arbitration, deficiency, assessment, suit, dispute, claim, or similar proceeding commenced, filed or otherwise initiated or convened to investigate or resolve the existence and extent of a Liability for Taxes.

“Tax Return” means any report, return, statement, or similar form (including elections, declarations, disclosures, schedules, estimates and information returns) filed with a Taxing Authority in connection with any Taxes.

“Taxing Authority” shall mean any government or any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body, having jurisdiction over the assessment, determination, collection or other imposition of Taxes.

“Tenant” means any person or entity entitled to occupy any portion of the Properties under a Lease.

“Term Holdings Purchased Interests” has the meaning set forth in the Recitals.

“Term Holdings Seller” has the meaning set forth in the Preamble.

“Terminating Notice” has the meaning set forth in Section 2.2.

“Terminating Party” has the meaning set forth in Section 2.2.

“Tiber Lease” has the meaning set forth in Section 5.1(c).

“Title Company” means Fidelity National Title Insurance Company, 1050 Wilshire Drive, Suite 310, Troy, Michigan 48084, Attn: Maxine J. Lievois, Esq., Phone: (248) 816-3850, Email: Maxine.lievois@fnf.com, through its agent, Essex.

“Title Defect Excluded Property Designation Date” has the meaning set forth in Section 2.8(b).

“Title Defect List” has the meaning set forth in Section 2.8(a).

“Title Defect Notice” has the meaning set forth in Section 2.8(a).

“Title Policies” has the meaning set forth in Section 2.5.

“Total Consideration” has the meaning set forth in Section 2.3(a).

“Transaction Documents” has the meaning set forth in Section 9.1.

“Transfer Taxes” means all transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any penalties and interest) incurred in connection with the Contemplated Transactions.

“Treasury Regulations” means the regulations promulgated under the Code, as amended from time to time (including any successor regulations).

“Utilities” has the meaning set forth in Section 2.3(f)(iii).

1.2.        Rules of Construction.

Unless the context otherwise requires:

(a)        A capitalized term has the meaning assigned to it;

(b)        An accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c)       References in the singular or to “him,” “her,” “it,” “itself,” or other like references, and references in the plural or the feminine or masculine reference, as the case may be, shall also, when the context so requires, be deemed to include the plural or singular, or the masculine or feminine reference, as the case may be;

(d)        References to Articles, Sections and Exhibits shall refer to articles, sections and exhibits of this Agreement, unless otherwise specified;

(e)        The headings in this Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof;

(f)        This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party that drafted and caused this Agreement to be drafted;

(g)        All monetary figures shall be in U.S. dollars unless otherwise specified;

(h)        References to “including” in this Agreement shall mean “including, without limitation,” whether or not so specified; and

(i)         The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends and such phrase shall not mean “if.”

ARTICLE II

Purchase and Sale

2.1.        Purchase and Sale.

Subject to the terms and conditions set forth in this Agreement, at the Closing, Buyer shall purchase from Seller, and Seller shall sell, transfer and assign to Buyer, free and clear of all Liens other than Permitted Liens, all of the Purchased Interests.

2.2.        Closing.

The closing of the Contemplated Transactions (the “Closing”) shall take place on the date that is fifteen (15) days after the later to occur of (a) the expiration of the Due Diligence Period and (b) the receipt of the Existing Loan Assumption Approval (the “Closing Date”), through an escrow with Escrow Agent and pursuant to escrow instructions consistent with the terms of this Agreement and otherwise reasonably satisfactory to Seller and Buyer, subject in each case to the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions); provided, however, to the extent the Existing Loan Assumption Approval has not been received by the date which is one hundred twenty (120) days after the Effective Date (the “Outside Closing Date”), then Seller or Buyer shall have the right in its sole discretion to notify the other party in writing (such written notice, a “Termination Notice”; the party delivering a Termination Notice shall be referred to herein as a “Terminating Party” and the other party will be referred to hereinafter as a “Non-Terminating Party”) that the Terminating Party elects to terminate this Agreement as of the date of such Termination Notice, whereupon neither party shall have any further rights or obligations under this Agreement except for those that expressly survive the termination of this Agreement and the Deposit (less fifty percent (50%) of any outstanding Existing Loan Assumption Fees) shall be promptly returned to Buyer; provided further, however, (a) notwithstanding the immediately preceding proviso, upon receipt of the Termination Notice from the Terminating Party, the Non-Terminating Party shall have a one-time right, by delivering written notice to the Terminating Party within two (2) Business Days of the Terminating Party’s receipt of such Termination Notice, to extend the Outside Closing Date by thirty (30) days, provided that the effectiveness of such extension shall be conditioned upon Buyer and Seller in good faith reasonably agreeing in writing that substantial progress has been made with respect to obtaining the Existing Loan Assumption Approval and (b) to the extent the Existing Loan Assumption Approval has not been received by the Outside Closing Date (as extended pursuant to the immediately preceding clause (a)), then Buyer and Seller shall be deemed to have mutually agreed to terminate this Agreement as of such extended Outside Closing Date, whereupon neither party shall have any further rights or obligations under this Agreement except for those that expressly survive the termination of this Agreement and the Deposit (less fifty percent (50%) of any outstanding Existing Loan Assumption Fees) shall be promptly returned to Buyer. Notwithstanding the foregoing or anything contained herein to the contrary, (i) if the Other Agreement is terminated in accordance with Section 2.2 of the Other Agreement, then this Agreement shall automatically terminate pursuant to this Section 2.2 simultaneously with such termination of the Other Agreement, (ii) a Terminating Party shall only have the right to terminate this Agreement pursuant to this Section 2.2 if such Terminating Party (or its Affiliate) is simultaneously terminating the Other Agreement pursuant to Section 2.2 of the Other Agreement, and (iii) a Non-Terminating Party shall only have the right to extend the Outside Closing Date pursuant to this Section 2.2 if such Non-Terminating Party (or its Affiliate) is extending the Other Agreement Outside Closing Date pursuant to Section 2.2 of the Other Agreement.

2.3.        Payments at the Closing.

(a)        Subject to adjustments made under this Section 2.3 and Section 2.6, (i) the amount to be paid by Buyer to Seller for the Purchased Interests shall be (A) $466,467,065.87, as reduced by all Excluded Property Purchase Price Reductions pursuant to Section 2.9(a) (the “Total Consideration”) less (B) the Closing Date Indebtedness (the “Purchase Price”), and (ii) the amount to be paid by Buyer to Seller at the Closing shall be (A) the Purchase Price less (B) the amount of the Deposit (which will be released to Seller from the Escrow Account at Closing) (the “Closing Consideration Amount”). Buyer and Seller acknowledge and agree that the Total Consideration has been allocated to the Properties as set forth on Exhibit A attached hereto (the “Allocated Purchase Prices”). The Allocated Purchase Prices, the Purchase Price and the Total Consideration shall not be modified for purposes of this Agreement without the prior written consent of both Seller and Buyer (which consent may be withheld in the sole discretion of either party); provided that the Allocated Purchase Prices (other than with respect to any Excluded Properties) shall be subject to adjustment among the Properties (other than the Excluded Properties) at least three (3) Business Days prior to the expiration of the Due Diligence Period (upon written notice thereof from Buyer to Seller) by Buyer (but not by more than 2% without Seller’s approval in Seller’s sole and absolute discretion), and in all events so long as the total Allocated Purchase Prices continue to equal the Total Consideration.

(b)        Not fewer than five (5) Business Days prior to the Closing, Seller shall deliver to Buyer its good faith determination of the Closing Date Indebtedness, the Estimated Transfer Taxes and the Proration Items. Buyer shall have the opportunity to review all materials and information used by Seller or the Acquired Entities in preparing such determination, as reasonably requested by Buyer. Such determination, as it may be adjusted as mutually agreed by Buyer and Seller, is referred to as the “Closing Date Statement”.

(c)          The net amount of credits to Buyer and/or Seller for the Proration Items as reflected on the Closing Date Statement shall result in an increase or decrease to the Closing Consideration Amount.

(d)          At the Closing, Buyer shall pay Seller in consideration for the Purchased Interests an amount equal to the Closing Consideration Amount, and Buyer and Seller shall each deliver to the Escrow Agent (subject to Section 5.4(a)) an amount equal to fifty percent (50%) of the Estimated Transfer Taxes, in each case, by wire transfer of immediately available funds to the Escrow Agent.

(e)         If the cost or amount of any item which is to be adjusted pursuant to Section 2.3(f) or with respect to Closing Date Indebtedness, the Estimated Transfer Taxes or the Contested Liens cannot be finally determined on the Closing Date, then an initial adjustment for such item shall be made on the Closing Date, such amount to be estimated by Seller, acting reasonably, as of the Closing Date on the basis of the best information available at the Closing as to what the final cost or amount of such item will be. Not later than one hundred eighty (180) days following the Closing Date, Seller shall deliver to Buyer its good faith final determination of the adjustments and prorations provided for herein and setting forth any items which are not capable of being determined at such time (and the manner and timing in which such items shall be determined and paid). Buyer shall have the opportunity to review all materials and information used by Seller or the Acquired Entities in preparing such final determination, as reasonably requested by Buyer. Such determination, as it may be adjusted as mutually agreed by Buyer and Seller, is referred to as the “Post-Closing Date Statement”. If by reason of adjustments to the Closing Date Statement, as shown in the Post-Closing Date Statement, any such prorated amounts shall be adjusted post- closing, then the net amount allocable to (i) Seller shall be paid by Buyer to Seller, and (ii) Buyer shall be paid by Seller to Buyer. This Section 2.3(e) shall survive Closing. To secure Seller’s obligations under this Section 2.3(e), Seller shall collectively maintain an aggregate net worth in an amount not less than $5,000,000.00 from and after the Closing until all net amounts due to Buyer pursuant to the Post Closing Date Statement are paid to Buyer.

(f)      Prorations. All prorations and other adjustments described in this Section 2.3(f) shall be made at the Closing based on the Closing Date Statement prepared in accordance with Section 2.3(b) above. All prorations and other adjustments made pursuant to this Section 2.3(f) shall be made without duplication whatsoever. Except as otherwise set forth herein, all items to be prorated and other adjustments to be made pursuant to this Section 2.3(f) (the “Proration Items”) shall be prorated as of the Adjustment Time and the net amount allocable thereof shall be allocated to Seller and Buyer by increasing or reducing the Closing Consideration Amount to be delivered by Buyer at the Closing pursuant to Section 2.3(c). Buyer shall be treated as the owner of the Properties for purposes of prorations of income and expenses on and after the Adjustment Time. The Proration Items shall be calculated before the calculation of Closing Date Indebtedness and the calculation of Closing Date Indebtedness shall exclude any items taken into account in the determination of the Proration Items with the intent of the parties hereto being to avoid double counting Proration Items in any adjustments to the Closing Consideration Amount. Buyer and Seller acknowledge that, except as otherwise expressly provided herein, the purpose and intent as to prorations and other adjustments pursuant to this Section 2.3(f) is that (i) Seller shall bear one hundred percent (100%) of all expenses of ownership and operation of the Properties, and shall receive the benefit of one hundred percent (100%) of all income therefrom, in each case accruing until the Adjustment Time, and (ii) Buyer shall bear one hundred percent (100%) of all expenses of ownership and operation of the Properties, and shall receive the benefit of one hundred percent (100%) of all income therefrom, in each case accruing from and after the Adjustment Time. Notwithstanding anything herein to the contrary, but subject to the last sentence of Section 2.3(f)(ii), all prorations shall be made on the basis of the actual number of days of the applicable time period which shall have elapsed prior to the Adjustment Time and based upon the actual number of days in the applicable time period and a three hundred sixty five (365) day year.

(i)           Rent. All rents and other amounts (excluding Security Deposits) (“Rent”) paid by the tenants under the Acquired Entity Leases shall be prorated as of the Adjustment Time. At Closing, Buyer shall receive a credit for any advance or prepaid Rent applicable to the period after the Closing actually received by Seller. Without duplication of the immediately preceding, if the Closing occurs on a day other than the first day of a calendar month, then Buyer will receive a credit at the Closing for the portion of the Rent actually received by Seller for the month of the Closing relating to the period of time from and after the Closing Date. From and after the Closing Date, all Rent paid by the tenants under the Acquired Entity Leases shall be the sole and exclusive property of and for the account of Buyer. After the Closing, Seller may not commence any action to collect delinquent Rent with respect to the Properties.

(ii)         Real Property Taxes. Seller (through the Partnership) shall pay (or shall cause the Property Owner to pay), at or prior to the Closing, all real property taxes to the extent due and payable with respect to periods prior to the Adjustment Time. Buyer shall bear all real property taxes to the extent due and payable with respect to periods from and after the Adjustment Time. If any real property taxes relate to periods both prior to and after the Closing Date, such real property taxes shall be prorated as of the Adjustment Time between Seller and Buyer as otherwise provided in the last sentence of the first paragraph of Section 2.3(f), which proration shall be determined by apportioning such real property taxes ratably over the taxable year on a daily basis. The proration of real property taxes or installments of assessments shall be based upon the assessed valuation and tax rate figures (assuming payment at the earliest time to allow for the maximum possible discount) for the year or the state real estate tax payment period (solely with respect to the Properties located in the State of Arizona) in which the Closing occurs to the extent the same are available; provided, however, that in the event that actual figures (whether for the assessed value of such Property or for the tax rate) for the year or the state real estate tax payment period (solely with respect to the Properties located in the State of Arizona) of Closing are not available at the Closing Date, the proration shall be made using figures from the preceding year or the preceding state real estate tax payment period (solely with respect to the Properties located in the State of Arizona).

(iii)        Utilities. Charges for all water, vault and sewer charges and rents, electricity, steam, gas and other utility services (collectively, “Utilities”) shall be borne by Seller or the Acquired Entities up to the Adjustment Time and, from and after the Adjustment Time, all Utilities shall be borne by Buyer. If any apportionment is not based on an actual current reading, such utility charges shall be prorated as of the Adjustment Time between Seller and Buyer as provided in the last sentence of the first paragraph of Section 2.3(f). Any deposits held by all Utility companies for the benefit of Acquired Entities which remains in the name of the Acquired Entities after the Closing shall be credited to Seller at the Closing.

(iv)       Service Contracts. Amounts payable by any Acquired Entity under service Contracts for services received prior to the Adjustment Time shall be borne by Seller, and amounts payable by any Acquired Entity under such Contracts for services to be performed following the Adjustment Time shall be borne by Buyer. Amounts prepaid by any Acquired Entity under service Contracts for services to be performed following the Adjustment Time shall be for the account of Seller.

(v)         Other Revenues and Expenses. All revenues of any Acquired Entity (including cash on hand (other than any such cash that represents the unapplied portion of any tenant security deposits under the Acquired Entity Leases) and any and all deposits, reserves and escrows or amounts in lockbox or other accounts or sub-accounts being held by the Existing Lender or its servicers) relating to the period prior to the Adjustment Time shall be for the account of Seller and all revenues of any Acquired Entity relating to the period following the Adjustment Time shall be for the account of Buyer; provided that, notwithstanding anything to the contrary set forth herein, any “door fees” or other non- recurring payments due under any Acquired Entity Leases shall not be prorated, and under no circumstances shall Buyer be entitled to receive a credit for any portion of such fees received prior to the Closing Date. Subject to Section 11.1, all expenses incurred by any Acquired Entity during the period prior to the Adjustment Time shall be borne by Seller and, from and after the Adjustment Time, all expenses incurred by any Acquired Entity shall be borne by the Buyer. All such cash on hand may be distributed by the Acquired Entities to the direct or indirect owners of the Acquired Entities at or prior to Closing.

(vi)         Security Deposits. At Closing, Buyer shall receive a credit against the Closing Consideration Amount in an amount (the “Tenant Security Deposit Balance”) equal to the received and unapplied balance of all cash (or cash equivalent) Security Deposits, including, but not limited to, refundable security, damage, pet or other refundable deposits paid by any of the Tenants to secure their respective obligations under the Acquired Entity Leases, together, in all cases, with any interest payable to the Tenants thereunder as may be required by their respective Acquired Entity Lease or state law, provided that the Partnership has properly notified (or has caused the Property Owner to properly notify) the Tenant pursuant to their respective Acquired Entity Lease. Any cash (or cash equivalents) held by Seller which constitutes the Tenant Security Deposit Balance shall be retained by Seller in exchange for the foregoing credit against the Closing Consideration Amount and shall not be transferred by Seller pursuant to this Agreement (or any of the documents delivered at Closing), but the obligation with respect to the Tenant Security Deposit Balance nonetheless shall be assumed by Buyer. The Tenant Security Deposit Balance shall not include any non-refundable fees or other amounts paid by Tenants to Seller or any Acquired Entity for periods prior to the Adjustment Time, either pursuant to the Acquired Entity Leases or otherwise.

(vii)       Contested Liens. At Closing, Buyer shall receive a credit against the Closing Consideration Amount in an amount equal to the full amount of (i) any statutory Liens for current Taxes, assessments or other governmental charges, (ii) all water, sewer, utility, trash and other similar charges that are or may become or give rise to a Lien on all or any portion of such Property, and (iii) mechanic’s, materialmen’s, carriers’, repairers’ and other Liens arising or incurred in the ordinary course of business that, in each case, have not been paid and are being contested in good faith by appropriate proceedings (collectively, the “Contested Liens”).

(viii)      Construction Projects. At Closing, Buyer shall receive a credit against the Closing Consideration Amount in an amount equal to the full amount of any costs and expenses with respect to the Existing Construction Projects and the New Construction Projects (x) that are then unpaid and/or (y) which are necessary to complete such Existing Construction Projects and/or New Construction Projects following Closing (in each case, as reasonably determined by Seller and Buyer).

(ix)         Survival. This Section 2.3(f) shall survive Closing.

2.4.        Deposit.

(a)         Within two (2) Business Days following the execution of this Agreement by Buyer and Seller, Buyer shall deliver to the Escrow Agent by wire transfer of immediately available funds to the account designated and administered by the Escrow Agent pursuant to the Escrow Agreement (the “Escrow Account”) the amount of $11,661,676.65 (such deposit which is made pursuant to this Section 2.4, together with all interest earned thereon, the “Initial Deposit”), which Initial Deposit shall be non-refundable to Buyer except as otherwise expressly set forth herein. If Buyer elects to proceed to Closing by notice to Seller prior to the expiration of the Due Diligence Period, Buyer shall, within two (2) Business Days following the expiration of the Due Diligence Period, deliver to the Escrow Agent by wire transfer of immediately available funds an additional deposit in the amount of $11,661,676.65 (the “Additional Deposit”; the Initial Deposit, and together with the Additional Deposit when required to be made pursuant to the terms and provisions of this Agreement, collectively, the “Deposit”). The Additional Deposit shall be non-refundable to Buyer except as otherwise expressly set forth herein. The Escrow Agreement shall provide, among other things, that:

(i)           The Deposit (including all accrued interest) shall be released to Seller at the Closing;

(ii)          The Deposit shall be delivered to Seller following receipt by Escrow Agent of written demand therefor from Seller stating that this Agreement was terminated under circumstances entitling Seller to the Deposit and specifying the Section of this Agreement which entitles Seller to the Deposit, in each case provided Buyer shall not have given written notice of objection in accordance with the provisions set forth in the Escrow Agreement;

(iii)        The Deposit shall be delivered to Buyer following receipt by Escrow Agent of written demand therefor from Buyer stating that this Agreement was terminated under circumstances entitling Buyer to the return of the Deposit and specifying the Section of this Agreement which entitles Buyer to the return of the Deposit, in each case provided Seller shall not have given written notice of objection in accordance with the provisions set forth in the Escrow Agreement; or

(iv)         The Deposit shall be delivered to Buyer or Seller as directed by joint written instructions of Seller and Buyer (other than as provided in subsections (i)-(iii) above) or an order by a court of competent jurisdiction.

(b)        Interest earned on the Deposit shall accrue for the benefit of the party who is entitled to receive the Deposit under this Agreement and shall be paid to such party either at the Closing or concurrently with the release of the Deposit to such party. Buyer shall report all interest earned on the Deposit as its income for all applicable Tax purposes.

2.5.        Title Matters. Seller agrees to reasonably cooperate with Buyer, at Buyer’s sole cost and expense, in connection with, and shall, if requested by Buyer, provide to the Title Company a title affidavit substantially in the form attached hereto as Exhibit E in order to assist Buyer in obtaining new title policies from the Title Company (or date-down endorsements to Acquired Entities’ existing title insurance policies to the Closing Date) for each Property (collectively, the “Title Policies”). Buyer shall pay any and all premiums with respect to (x) the Title Policies (and all date-down endorsements thereto) and/or (y) any date-down endorsements to any Acquired Entities existing title insurance policies. All other costs and expenses associated with the procurement of the Title Policies or charged by the Title Company or Essex, including, without limitation, policy review, search fees, tax certificates, closing fees, Association and lien diligence shall be paid fifty percent (50%) by Buyer and fifty percent (50%) by Seller (it being acknowledged and agreed that any legal fees with respect to the Properties, the Title Policies and/or title commitments incurred by Buyer shall be the sole responsibility of Buyer). Notwithstanding anything to the contrary contained herein, Seller shall, at Closing, either (i) pay in full or cause to be canceled and discharged, bonded, removed of record, or, (ii) if the Property Owner obtains a new owner’s title insurance policy (or a date-down endorsement to Acquired Entities’ existing title insurance policies to the Closing Date), cause the Title Company to insure over or otherwise cure, or (iii) credit to Buyer the cost to cure (other than with respect to the items set forth in Exhibit C attached hereto and identified as “Mandatory”), all Mandatory Removal Exceptions of which it has received written notice from Buyer, Title Company or Essex prior to the Closing; provided, however, that if any notice of any such Mandatory Removal Exception is not so provided to Seller prior to Closing, and, as a result thereof, such Mandatory Removal Exception remains in effect following Closing, then the cost to remove, satisfy, discharge or cure such Mandatory Removal Exception shall constitute a Proration Item and shall be subject to post-closing adjustment under Section 2.3(e).

2.6.        Transfer Taxes. If any Transfer Taxes are payable in connection with the Contemplated Transactions in excess of the Estimated Transfer Taxes paid at Closing (“Additional Transfer Taxes”), then Buyer and Seller shall each pay fifty percent (50%) of all such Additional Transfer Taxes, and each party shall indemnify and hold harmless the other party and its Representatives from and against any Losses incurred by such other party as a result of such party’s failure to pay such Additional Transfer Taxes.

2.7.        Due Diligence Period. Subject to (i) the terms of the Access Agreement (which are hereby incorporated herein and made a part hereof by this reference) and (ii) the rights of Tenants under the Leases, Buyer, and its Consultants shall, at no cost or expense to Seller, have the right to conduct Purchaser Investigations in accordance with the terms, provisions and conditions of the Access Agreement for so long as this Agreement remains in effect. Notwithstanding anything to the contrary set forth in this Agreement, if Buyer, in Buyer’s sole and absolute discretion, determines during the Due Diligence Period that Buyer wishes to proceed with the Contemplated Transaction, then Buyer shall provide written notice to Seller prior to the expiration of the Due Diligence Period (an “Approval Notice”). If Buyer, for any reason or no reason, in Buyer’s sole and absolute discretion, determines during the Due Diligence Period that Buyer does not wish to proceed with the Contemplated Transaction, Buyer shall have the right to not provide an Approval Notice. If Buyer does not provide an Approval Notice prior to the expiration of the Due Diligence Period, then this Agreement shall immediately terminate, the Deposit, less the Independent Consideration, shall be returned to Buyer, the Independent Consideration shall be paid to Seller, and neither Buyer nor Seller shall have any further rights or obligations under this Agreement other than those that are to survive any termination hereof as provided in Section 10.2(a). In the event that Buyer delivers an Approval Notice prior to the expiration of the Due Diligence Period, then Buyer shall have no further right to terminate this Agreement pursuant to this Section 2.7, the Deposit shall be become non-refundable (except as otherwise expressly set forth herein to the contrary) to Buyer and Buyer’s obligation to consummate the Contemplated Transaction shall be conditional only to the extent as specifically provided in this Agreement. In the event that Buyer delivers an Approval Notice prior to the expiration of the Due Diligence Period, Buyer shall have the right to enter into and inspect the inside of any Properties from the expiration of the Due Diligence Period through the Closing Date; provided that interior inspections of any Property occupied by a tenant shall be conducted in accordance with Section 2(b)(i) of the Access Agreement. Notwithstanding anything to the contrary set forth in this Agreement, (i) if the Other Agreement is terminated in accordance with Section 2.7 of the Other Agreement, then this Agreement shall automatically terminate pursuant to this Section 2.7 simultaneously with such termination of the Other Agreement, (ii) Buyer shall only have the right to terminate this Agreement pursuant to this Section 2.7 if Buyer simultaneously terminates the Other Agreement pursuant to Section 2.7 of the Other Agreement and (iii) if the Other Agreement is not timely terminated pursuant to Section 2.7 of the Other Agreement, then Buyer shall not have the right to terminate this Agreement pursuant to this Section 2.7. Notwithstanding the foregoing or anything contained herein to the contrary, (1) the Due Diligence Period has expired and Buyer has completed its due diligence review of the Acquired Entities and the Properties, (2) Buyer’s execution and delivery of this Agreement to Seller shall constitute Buyer’s Approval Notice for all purposes of this Agreement and (3) Buyer shall have no further right to terminate this Agreement pursuant to this Section 2.7.

2.8.        Title Defect Excluded Properties.

(a)         On or prior to the date that is five (5) Business Days following Buyer’s receipt from the Title Company or Essex of a complete list of underlying defect items for all Properties (a “Title Defect List”), Buyer shall have the right to give irrevocable notice to Seller of any Material Title Matters (a “Title Defect Notice”) with respect to any Property. Seller may elect (but shall not be obligated) to remove, or cause to be removed, eliminate or cause to be insured over, at the expense of Seller, any Material Title Matters set forth in the Title Defect Notice, which removal will be deemed effected if the Title Company agrees to issue a title policy that will eliminate or insure over such Material Title Matter in a manner acceptable to Buyer in its sole discretion.

(b)         If Seller does not elect pursuant to Section 2.8(a) to (x) insure over any Material Title Matters affecting a Property in a manner acceptable to Buyer in its sole discretion or (y) remove, cause to be removed or eliminate such Material Title Matter, then, as its sole and exclusive remedy with respect to such Material Title Matter(s) affecting the applicable Property, Buyer may (i) terminate this Agreement with respect to such affected Property by giving irrevocable written notice to Seller and the Escrow Agent (the time and date of such notice from Buyer in accordance with this Section 2.8, the “Title Defect Excluded Property Designation Date”), in which event such Property shall be deemed to be an “Excluded Property” and the provisions of Section 2.9 of this Agreement shall apply to such “Excluded Property”, and thereafter, the Parties will have no further rights or obligations hereunder with respect to such Excluded Property except for those obligations expressly set forth herein with respect to such Excluded Property and those obligations which expressly survive the termination of this Agreement with respect to such Excluded Property or (ii) waive such Title Policy, in which event the Closing with respect to such Property will occur as herein provided without any reduction of or credit against the Total Consideration.

(c)          In the event that (i) any update to a title commitment, title search, title report, or other list of title matters, in each case received by Buyer prior to the Closing Date reveals a Material Title Matter first arising on or after the date that Buyer received the Title Defect List, (ii) a Material Title Matter is first disclosed in an Association Estoppel received by Buyer following the Effective Date and which was not disclosed in the Title Defect List, or (iii) for Properties located in the State of Florida, a Material Title Matter is disclosed on a municipal lien search with respect to any such Property located in the State of Florida, then Buyer may give irrevocable notice to Seller of any such Material Title Matter not later than three (3) Business Days prior to the Closing Date (a “Title Update Defect Notice”). If Buyer delivers a Title Update Defect Notice to Seller with respect to a Property at least twelve (12) Business Days prior to the Closing Date, then Seller and Buyer shall make their respective elections with respect to such Property pursuant to Section 2.8(b). If Buyer delivers a Title Update Defect Notice with respect to a Property between twelve (12) Business Days prior to the Closing Date and three (3) Business Days prior to the Closing Date, Buyer will close on such Property (notwithstanding such Material Title Matters) and Seller will provide Buyer a credit at Closing in the amount reasonably necessary to cure, remove, or eliminate such Material Title Defect, as reasonably determined by Buyer and Seller. Buyer shall not be entitled to deliver a Title Update Defect Notice fewer than three (3) Business Days prior to the Closing Date.

2.9.        Treatment of Excluded Properties; Seller Termination Event.

(a)          If any Property is deemed to be an “Excluded Property” pursuant to the terms hereof, then from and after the Excluded Property Designation Date with respect to such Excluded Property: (1) such Excluded Property shall be eliminated from the Contemplated Transaction for all purposes hereof and the Total Consideration shall be reduced by the Allocated Purchase Price for such Excluded Property (the Allocated Purchase Price with respect to any such Excluded Property is referred to herein as the “Excluded Property Purchase Price Reduction”) and (2) (a) such Excluded Property shall not constitute (or be deemed to constitute) a “Property” for any purposes under this Agreement, (b) until Closing on the Closing Date, Seller shall be obligated to, or to cause the Property Owner to, effectuate the conveyance, assignment or other transfer of such Excluded Property (each, an “Excluded Property Disposition”), including, without limitation, to any Affiliates of Seller and/or bona fide third party purchasers, (c) none of the representations, warranties or covenants of Seller contained in this Agreement, including, without limitation, any representations or warranties contained in Article III, shall apply to such Excluded Property and/or such Excluded Property Disposition and it shall not be a breach of any of the representations, or covenants warranties contained in this Agreement upon any Excluded Property ceasing to be owned by the Property Owner, (d) none of Article V shall apply to such Excluded Property and it shall not be a breach of any of the provisions contained in Article V upon such Excluded Property ceasing to be owned by the Property Owner, (e) this Agreement shall not apply to such Excluded Property and/or such Excluded Property Disposition, (f) Seller shall not be liable, or be obligated in any way, to Buyer in respect of such Excluded Property and/or such Excluded Property Disposition other than effectuating such Excluded Property Disposition on or prior to the Closing Date, (g) such Excluded Property shall not be included in the transactions contemplated by this Agreement, (h) there shall be no reduction of, offset to, or increase of, the Total Consideration in connection with any Excluded Property Disposition other than the Excluded Property Purchase Price Reduction applicable thereto, (i) Buyer shall not be entitled to any credit in respect of any Excluded Property and/or such Excluded Property Disposition, except for the Excluded Property Purchase Price Reduction applicable thereto, and (j) with respect to each Excluded Property, the Total Consideration shall be reduced by the amount of the Excluded Property Purchase Price Reduction applicable thereto. Buyer shall, at no cost or expense to Buyer (other than to a de minimis extent) and with no liability to Buyer, reasonably cooperate with Seller and the Existing Lender in connection with any Excluded Property and the Excluded Property Disposition with respect thereto.

(b)         Notwithstanding anything in this Agreement to the contrary, if a Seller Termination Event or an Other Agreement Seller Termination Event occurs on or prior to the Closing Date, then, subject to the immediately following sentence, Seller shall have the right, in its sole discretion, to terminate this Agreement, whereupon neither party shall have any further rights or obligations under this Agreement except for those that expressly survive the termination of this Agreement and the Deposit (less fifty percent (50%) of any outstanding Existing Loan Assumption Fees) shall be promptly returned to Buyer. Seller shall only have the right to terminate this Agreement pursuant to this Section 2.9(b) if Other Agreement Seller is simultaneously terminating the Other Agreement pursuant to Section 2.9(b) of the Other Agreement.

ARTICLE III

Representations and Warranties of Seller

Except as set forth in the Company Disclosure Schedules (it being agreed that any matter disclosed in the Company Disclosure Schedules with respect to any section of this Agreement shall be deemed to have been disclosed with respect to any other section to the extent the applicability thereto is reasonably apparent), Seller represents and warrants to Buyer as of the date hereof and on and as of the Closing Date (except to the extent such representation or warranty is expressly made as of a date as set forth herein, and then only as of such express date) as follows, but solely as to such Seller and the Acquired Entities, Purchased Interests, Interests and Properties directly or indirectly owned by such Seller:

3.1.        Organization and Power.

(a)         Seller. Seller is a legal entity duly incorporated or organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Seller has full power and authority or legal capacity, as applicable, to execute, deliver and perform this Agreement and the Ancillary Documents to which it is a party and to consummate the Contemplated Transactions. Seller has all power (corporate or otherwise) and authority to own or lease and to operate its properties and assets and carry on its business as it is now being conducted.

(b)        The Acquired Entities. Each Acquired Entity is a legal entity duly incorporated or organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization. Each Acquired Entity has full power and authority to execute, deliver and perform this Agreement and the Ancillary Documents to which it is a party and to consummate the Contemplated Transactions. Each Acquired Entity is duly qualified to do business and is in good standing in each jurisdiction in which the Properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. The Acquired Entities have all power (corporate or otherwise) and authority to own or lease and to operate its properties and assets and carry on its business as it is now being conducted.

3.2.        Authorization and Enforceability. The execution and delivery of this Agreement and the Ancillary Documents to which Seller is a party and the performance by Seller of the Contemplated Transactions that are required to be performed by Seller have been duly authorized by Seller in accordance with applicable Law and organizational documents of Seller, and no other corporate proceedings on the part of Seller are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Documents to which Seller is a party or the consummation of the Contemplated Transactions that are required to be performed by Seller. This Agreement and each of the Ancillary Documents to be executed and delivered at the Closing by Seller will be, at the Closing, duly authorized, executed and delivered by Seller, and constitute, or as of the Closing Date will constitute, a valid and legally binding agreement of Seller, as the case may be, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by equitable principles and by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other Laws of general applicability relating to or affecting the rights of creditors generally (whether applied in a proceeding at law or in equity).

3.3.        Capitalization. The Term Holdings Purchased Interests are owned beneficially and of record by Term Holdings Seller, free and clear of any Lien other than Permitted Entity Liens, and the General Partner Interest is owned beneficially and of record by the General Partner, free and clear of any Lien other than Permitted Entity Liens. The Depositor Purchased Interests are owned beneficially and of record by Depositor Seller, free and clear of any Lien other than Permitted Entity Liens, and the Depositor General Partner Interest is owned beneficially and of record by the Depositor General Partner, free and clear of any Lien other than Permitted Entity Liens. Upon delivery to Buyer of the Purchased Interests at the Closing and Buyer’s payment of the Purchase Price in accordance herewith, Buyer shall acquire the Purchased Interests, free and clear of any Lien other than Permitted Entity Liens and other Liens created by Buyer. The Purchased Interests (i) are duly authorized, validly issued, fully paid and nonassessable, (ii) have been issued in compliance with all applicable Laws and the organizational or constituent documents of each applicable Acquired Entity, and (iii) have been issued without violation of any preemptive or similar rights. The General Partner Interest (i) is duly authorized, validly issued, fully paid and nonassessable, (ii) has been issued in compliance with all applicable Laws and the organizational or constituent documents of the Partnership, and (iii) have been issued without violation of any preemptive or similar rights. The General Partner Interest and the Seller LP Interests collectively constitute all of the issued and outstanding Equity Securities of the Partnership. The Seller GP Interests constitute all of the issued and outstanding Equity Securities of the General Partner. There are no outstanding obligations of the Partnership to repurchase, redeem or otherwise acquire any Equity Security of the Partnership. The Partnership does not own any Equity Securities in any Person other than the Property Owner General Partner and the Property Owner. There are no outstanding obligations of the General Partner to repurchase, redeem or otherwise acquire any Equity Security of the General Partner. The General Partner does not own any Equity Securities in any Person other than the Partnership. The Property Owner Interests are owned beneficially and of record by the Partnership, free and clear of any Lien other than Permitted Entity Liens, and the Property Owner General Partner Interest is owned beneficially and of record by the Property Owner General Partner, free and clear of any Lien other than Permitted Entity Liens. Upon delivery to Buyer of the Term Holdings Purchased Interests at the Closing and Buyer’s payment of the Purchase Price in accordance herewith, Buyer shall indirectly acquire the Property Owner Interests, free and clear of any Lien other than Permitted Entity Liens and other Liens created by Buyer. The Property Owner Interests (i) are duly authorized, validly issued, fully paid and nonassessable, (ii) have been issued in compliance with all applicable Laws and the organizational or constituent documents of each applicable Acquired Entity, and (iii) have been issued without violation of any preemptive or similar rights. The Property Owner General Partner Interest (i) is duly authorized, validly issued, fully paid and nonassessable, (ii) has been issued in compliance with all applicable Laws and the organizational or constituent documents of the Property Owner, and (iii) have been issued without violation of any preemptive or similar rights. The Property Owner General Partner Interest and the Property Owner LP Interests collectively constitute all of the issued and outstanding Equity Securities of the Property Owner. The Property Owner GP Interests constitute all of the issued and outstanding Equity Securities of the Property Owner General Partner. There are no outstanding obligations of the Property Owner to repurchase, redeem or otherwise acquire any Equity Security of the Property Owner. The Property Owner does not own any Equity Securities in any Person. There are no outstanding obligations of the Property Owner General Partner to repurchase, redeem or otherwise acquire any Equity Security of the Property Owner General Partner. The Property Owner General Partner does not own any Equity Securities in any Person other than the Property Owner. Upon delivery to Buyer of the Depositor Purchased Interests at the Closing and Buyer’s payment of the Purchase Price in accordance herewith, Buyer shall acquire the Depositor GP Interests and the Depositor LP Interests, free and clear of any Lien other than Permitted Entity Liens and other Liens created by Buyer. The Depositor Purchased Interests (i) are duly authorized, validly issued, fully paid and nonassessable, (ii) have been issued in compliance with all applicable Laws and the organizational or constituent documents of each applicable Acquired Entity, and (iii) have been issued without violation of any preemptive or similar rights. The Depositor General Partner Interest (i) is duly authorized, validly issued, fully paid and nonassessable, (ii) has been issued in compliance with all applicable Laws and the organizational or constituent documents of the Depositor, and (iii) have been issued without violation of any preemptive or similar rights. The Depositor General Partner Interest and the Depositor LP Interests collectively constitute all of the issued and outstanding Equity Securities of the Depositor. The Depositor GP Interests constitute all of the issued and outstanding Equity Securities of the Depositor General Partner. There are no outstanding obligations of the Depositor to repurchase, redeem or otherwise acquire any Equity Security of the Depositor. The Depositor does not own any Equity Securities in any Person. There are no outstanding obligations of the Depositor General Partner to repurchase, redeem or otherwise acquire any Equity Security of the Depositor General Partner. The Depositor General Partner does not own any Equity Securities in any Person other than the Depositor. No Acquired Entity has any outstanding securities convertible into or exchangeable or exercisable for its Equity Securities or any rights to subscribe for or to purchase, or any agreements providing for the issuance (contingent or otherwise) of, or any calls against, commitments by or claims against it of any character relating to, any of its Equity Securities, subject to the Permitted Entity Liens. Other than the Equity Securities and Organizational Documents for each Acquired Entity (a true and correct copy of which has been provided by Seller to Buyer) and subject to the Permitted Entity Liens, no Acquired Entity will be a party immediately after the Closing to any contract, agreement, right of first refusal, right of first offer, proxy, voting agreement, voting trust, registration rights agreement or shareholders or members agreement, whether or not any Acquired Entity is a party thereto, with respect to the purchase, sale or voting of any Equity Securities of any Acquired Entity or any securities convertible into or exchangeable or exercisable for any Equity Securities of any Acquired Entity. No certificates were issued in conjunction with any Equity Securities of any Acquired Entity, except for certificates issued in connection with the Existing Loan.

3.4.        No Violation. Subject to obtaining the Existing Lender Consent, the execution and delivery by Seller of this Agreement and the Ancillary Documents to which Seller is a party, consummation of the Contemplated Transactions that are required to be performed by Seller and compliance with the terms of this Agreement and the Ancillary Documents to which Seller is a party will not (a) conflict with or violate any provision of the certificate of formation, operating agreement, certificate of limited partnership, partnership agreement, certificate of incorporation, bylaws or similar organizational documents of any Acquired Entity, (b) conflict with or violate in any material respect any Law applicable to any Acquired Entity or Seller or by which any of their respective properties are bound or affected, (c) result in the creation of, or require the creation of, any material Lien upon any limited liability company interest, partnership interest, other equity interest or any Property of any Acquired Entity, or (d) conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel, any contract to which such Acquired Entity or Seller is a party or by which such Acquired Entity or Seller is bound or to which any of their respective properties and assets are subject.

3.5.        Consents. No consents, licenses, approvals or authorizations of, or registrations, declarations or filings with, or notice to any party, including any Governmental Authority (“Consents”) are required to be obtained or made by Seller in connection with the execution, delivery, performance, validity and enforceability of this Agreement or any Ancillary Documents to which Seller is, or is to be, a party or the consummation by Seller of the Contemplated Transactions, except for the Existing Lender Consent and the Association Approvals.

3.6.        Financial Statements.

(a)         In General. Section 3.6(a) of the Company Disclosure Schedules sets forth the unaudited financial statements of the Acquired Entities as of December 31, 2021, based on the period from March 10, 2021 to December 31, 2021, as well as the unaudited consolidated balance sheet of the Acquired Entities as of June 30, 2022 (the “Balance Sheet Date”) and the profit and loss statement for the period then ended (collectively, the “Financial Statements”). Except as set forth in Section 3.6(a) of the Company Disclosure Schedules, each of the Financial Statements (i) has been prepared in accordance with GAAP, (ii) fairly presents in all material respects the consolidated financial condition of the Acquired Entities as of its respective date (subject to, in the case of unaudited statements, normal year-end adjustments), and (iii) has been prepared in all material respects in accordance with the books and records of the Acquired Entities. The books and records of Seller and each Acquired Entity delivered to Buyer are accurate, correct and complete in all material respects as of their respective date and fairly present in all material respects the financial condition of Seller and the Acquired Entities as of their respective date. Since the date of the most recent Financial Statements, each of the Acquired Entities has conducted its business in the ordinary course and in a manner consistent with past practice as a special purpose entity whose, other than with respect to the Depositor, sole business is the direct or indirect ownership, operation, management and leasing of the applicable Properties.

(b)         No Undisclosed Liabilities. Except as reflected or adequately reserved against in the Financial Statements, as set forth in Section 3.6(b) of the Company Disclosure Schedules, there are no Liabilities (including, without limitation, Indebtedness) of the Acquired Entities that would be required to be set forth on the Financial Statements in accordance with GAAP other than, in each case, any such Liabilities (i) that may have arisen in the ordinary course of business consistent with past practice which is not material to the value of the applicable Property, (ii) arising out of or relating to adjustments and prorations covered by Section 2.3, (iii) arising out of or relating to casualty or condemnation, (iv) arising out of or relating to compliance of the Properties with any or all past, present or future federal, state or local laws pertaining to building, fire or zoning ordinances, codes or other similar laws, or whether the Improvements were built, in whole or in part, in compliance applicable building codes or zoning ordinances, (v) arising under or pursuant to this Agreement or the documents to be executed in connection with the consummation of the Contemplated Transaction, (vi) relating to any environmental matter, structural matter, defect, physical condition or other matters related to the Property or (vii) under the Existing Loan Documents.

(c)         Existing Loan. Section 3.6(c)(i) of the Company Disclosure Schedules sets forth the outstanding principal balance of all Indebtedness for borrowed money of the Acquired Entities as of August 1, 2022, and the balances of all escrow and/or reserve accounts, late charges and default interest as of August 1, 2022 under the documents, agreements or instruments evidencing, guaranteeing and/or securing such Indebtedness (collectively, the “Existing Loan Documents”). Section 3.6(c)(ii) of the Company Disclosure Schedules sets forth a true, accurate and complete list of all Existing Loan Documents and true, correct and complete copies the Existing Loan Documents have been made available to Buyer for review. The Existing Loan Documents are in full force and effect and (i) neither the Acquired Entities, nor the other parties to the Existing Loan Documents, are in monetary or material non-monetary default thereunder, (ii) to Seller’s Knowledge, neither the Acquired Entities, nor the other parties to the Existing Loan Documents, are in non-material non-monetary default thereunder and (iii) Seller has not received or delivered any written notice of a default or written notice of any events that could materialize into a default following expiration of any notice and/or cure periods under the Existing Loan Documents.

3.7.        Real Property.

(a)          Section 3.7(a) of the Company Disclosure Schedules sets forth a true and complete list of the real estate properties owned by the Acquired Entities (the “Properties”).

(b)        Except as otherwise set forth in Section 3.7(b)(i) of the Company Disclosure Schedules, there are no unexpired option agreements, right of first refusals, right of first offers or the equivalent with respect to the purchase of a Property or any portion thereof. Except as otherwise set forth in Section 3.7(b)(ii) of the Company Disclosure Schedules, none of Seller or any Acquired Entity has entered into any Contract for the sale, ground lease or letter of intent to sell or ground lease any Property (in each case, other than an Excluded Property).

(c)          The Property Owner has good, marketable and insurable indefeasible fee simple title to the Properties, free and clear of Liens except for Permitted Liens, instruments securing the Existing Loan and any liens, claims and security interests that will be released at or prior to the Closing.

3.8.        Leases. Section 3.8(a)(i) of the Company Disclosure Schedules sets forth a rent roll (the “Rent Roll”) that is used by Seller in the ordinary course of business for all of the Properties (including a list of (x) all security, pet and other deposits (whether in the form of cash, letter of credit or otherwise) under the Acquired Entity Leases being held by Seller or any Acquired Entity (collectively, the “Security Deposits”) and (y) tenants, free rent and concessions under the Acquired Entity Leases, in each case with respect to the Properties) as of the date set forth thereon. To the Knowledge of Seller, solely as of the Effective Date, (1) the Rent Roll is true, accurate and complete in all material respects as of the date of the Rent Roll and (2) the Rent Roll describes, in all material respects, the amounts of any Security Deposits held by Seller or any Acquired Entity. The Acquired Entity Leases are enforceable and freely assignable to Buyer without receiving any approvals or consents. Seller has delivered or made available to Buyer true, complete, and correct copies of all Acquired Entity Leases and all amendments, addenda, or other material modifications thereto. No tenant under any Acquired Entity Lease is or will be entitled to any rebates, rents, concessions or free rent (other than as reflected in the Rent Roll and/or in the applicable Lease). The Rent Roll will be updated by Seller as of the 15th and 30th of each calendar month (or reasonably promptly thereafter when Seller is in receipt of the applicable information to update the Rent Roll). Except as set forth on Section 3.8(a)(ii) of the Company Disclosure Schedules or on the Rent Roll, neither Seller nor the Property Owner has (a) sent to any tenant under any Acquired Entity Lease any written notice asserting a material default by the tenant under such Acquired Entity Lease or (b) received from any tenant any written notice asserting a material default by the applicable Acquired Entity under such Acquired Entity Lease that remains uncured. Except as set forth on Section 3.8(a)(iii) of the Company Disclosure Schedules, there are no leasing commission agreements entered into by Seller or by any Acquired Entity or affecting all or any portion of the Property. To the Knowledge of Seller, there are no Leases other than the Acquired Entity Leases.

3.9.        Contracts.

(a)          Contracts. Section 3.9(a) of the Company Disclosure Schedules is a true and complete list of all of the Contracts (other than Leases and the Existing Loan Documents) to which any Acquired Entity is a party involving payments to or from any Acquired Entity in excess of $25,000 per annum (other than any such Contracts that may be terminated upon thirty (30) days’ notice without any termination fee or other penalty) (each such Contract, excluding each Property Management Agreement, a “Material Contract”).

(b)         Status of Contracts. A true and complete copy of each Material Contract has been made available to Buyer. Except as disclosed in Section 3.9(b) of the Company Disclosure Schedules, to Seller’s Knowledge, all Material Contracts are valid, binding and in full force and effect and enforceable by any Acquired Entity, as applicable, in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. As to each Material Contract, neither Seller nor the applicable Acquired Entity has received any written notice of any material default by Seller or the applicable Acquired Entity that remains uncured under any of the Material Contracts.

3.10.    Compliance with Laws. Except as set forth in Section 3.10 of the Company Disclosure Schedules, Seller has received no written notice from a governmental agency or tenant under any Lease that any of the Properties or the Acquired Entities are not in material compliance with the Laws to which they are subject and such material noncompliance has not been cured.

3.11.      Environmental Matters. None of the Acquired Entities has received a written notice alleging or stating that (i) any Property is not in compliance with all applicable Environmental Law in any material respect, (ii) that any “hazardous substance” or “hazardous waste” under any Environmental Law exist on, under, or about any Property in violation of Environmental Law, or (iii) that such party proposes to carry out an environmental inspection, audit or other investigation of any Property (other than any potential environmental inspection, audit or other investigation by Buyer in connection with this Agreement). Notwithstanding any other provision to the contrary contained in this Agreement, this Section 3.11 contains the exclusive representation of Seller concerning Environmental Matters..

3.12.      Litigation. Except as set forth in Section 3.12 of the Company Disclosure Schedules or for matters that are fully covered by any Acquired Entity’s insurance policies (and without any deductible unless such deductible is paid by Seller or any Acquired Entity prior to Closing) to which Buyer or the Acquired Entity may access from and after Closing,, there are no claims, actions, suits, audits, inquiries, proceedings or governmental investigations (including, without limitation, condemnation, eminent domain, or similar proceedings) (“Litigation”) pending or, to the knowledge of Seller, threatened in writing, against any Acquired Entity, at Law or in equity or before any Governmental Authority which will materially and adversely affect any Property following Closing. Except as set forth in Section 3.12 of the Company Disclosure Schedules, none of the Acquired Entities is subject to any material Order arising from any Litigation against any Acquired Entity before any Governmental Authority which will materially and adversely affect any Property following Closing.

3.13.      Labor and Employment Matters. None of Acquired Entities has any employees and no Acquired Entity is (i) bound by any collective bargaining agreement or other similar agreement with any union or other labor organization or (ii) is obligated by, or subject to, any order of the National Labor Relations Board or other labor board or administration, or any unfair labor practice decision.

3.14.      Tax Matters.

(a)         Each Acquired Entity has, since the date of its formation, been treated as an entity that is disregarded as separate from its owner for U.S. federal income tax purposes. No entity classification election pursuant to Treasury Regulations Section 301.7701-3 has been filed by or with respect to any Acquired Entity.

(b)          There are no material Liens for Taxes on any of the interests in any Acquired Entity or on any Property, other than, in either case, statutory Liens for current Taxes, assessments or other governmental charges not yet due and payable.

(c)          Seller has not been notified in writing of any material audit, inquiry or investigation with respect to any Acquired Entity’s Tax Returns by any Taxing Authority in the past three (3) years, and, to the knowledge of Seller, no Taxing Authority has undertaken any such audit, inquiry or investigation. No material Tax audits or other administrative or judicial proceedings with respect to Taxes are being conducted or are pending with respect to any Acquired Entity or any Property.

(d)          Neither Seller nor Seller’s regarded parent entity is a “foreign person” within the meaning of Sections 1445 or 7701 of the Code.

(e)          Each of the material Tax Returns required to be filed by the Seller and each Acquired Entity with any Taxing Authority on or before the Closing Date: (i) has been filed on or before the applicable due date (including any valid and timely extensions of such due date); and (ii) has been prepared in compliance with applicable laws, and is otherwise true, correct and complete in all material respects. All Taxes, whether or not shown as due on such Tax Returns, owed by Seller or the Acquired Entities have been or will at Closing be paid in full to the proper Taxing Authority, to the extent such Taxes (in the aggregate) exceed $10,000. There are no material liens for Taxes on the assets of the Seller or any Acquired Entity or interests therein, other than material liens for Taxes that are not yet due or payable. All Taxes that the Seller or any Acquired Entity have been required to collect or withhold have been duly collected or withheld and have been duly and timely paid or will be paid at Closing to the proper Taxing Authority, to the extent such Taxes (in the aggregate) exceed $10,000.

(f)         There has not been any audit, inquiry or investigation of the Seller or any Acquired Entity’s Tax Returns by any Taxing Authority in the past three (3) years. None of such Seller, or any Acquired Entity has been notified in writing that any such audit is contemplated or pending.

(g)         Each of the Seller and each Acquired Entity has at all times been treated as a “disregarded entity” within the meaning of Treasury Regulation 301.7701-3 (and none such entity has made any election to be treated as an association Taxable as a corporation for U.S. federal income Tax purposes).

(h)          This Section 3.14 contains the sole and exclusive representations and warranties of the Acquired Entities with respect to Taxes.

3.15.      Bank Accounts. Section 3.15 of the Company Disclosure Schedules sets forth a true and complete list as of the date of this Agreement of all banks accounts or safe deposit boxes under the control or for the benefit of any Acquired Entities.

3.16.     No Brokers. Except for Eastdil, none of Seller or any Acquired Entity has employed or incurred any Liability to any broker, finder or agent for any brokerage fees, finder’s fees, commissions or other amounts with respect to this Agreement, the Ancillary Documents or the Contemplated Transactions.

3.17.      ERISA. None of Seller nor any Acquired Entity is (i) an “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) that is subject to the provisions of Title I of ERISA, (ii) a “plan” that is subject to the prohibited transaction provisions of Section 4975 of the Code or (iii) an entity whose assets are treated as “plan assets” under the Department of Labor Regulation located at 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA, by reason of an employee benefit plan’s or plan’s investment in such entity.

3.18.      Real Property Matters.

(a)        Except as set forth in Section 3.18(iii) of the Company Disclosure Schedules, to the Knowledge of Seller, (i) neither Seller, the Acquired Entities, nor any of their respective affiliates has received written notice that any of Seller, the Acquired Entities or any of their respective affiliates have violated any covenants, conditions or restrictions affecting any Property; (ii) none of the Properties are subject to material property damage, and no fire or other casualty has occurred with respect to any Property which has not been restored; (iii) other than the Leases, the Permitted Liens, the Existing Loan Documents or as permitted by this Agreement, neither Seller nor any of its Affiliates nor any Acquired Entity has entered into an agreement which would restrict the current use and occupation of any Property after the Closing; or (iv) no Property is on a septic, cistern, or well system, and no Property is located in a flood zone.

(b)          Section 3.18(i) of the Company Disclosure Schedules contains a list of outstanding or pending claims against any existing title insurance policies for the Properties.

(c)         Solely as of the Effective Date, Section 3.18(ii) of the Company Disclosure Schedules details ongoing construction, renovation, repair or development projects with respect to any Property with costs or expenses in excess of $15,000 in the aggregate with respect to such Property (the "Existing Construction Projects"). Except as set forth in Section 3.18(ii) of the Company Disclosure Schedules, none of Seller nor any Acquired Entity has received or given written notice of a material default of any obligation with respect to the Existing Construction Projects which remains uncured as of the Effective Date.

(d)         Other than Leases, the Permitted Liens and the Existing Loan Documents, neither Seller nor any Acquired Entity has entered into an agreement which would restrict the current use and occupation of any Property after the Closing. Neither Seller nor any Acquired Entity has entered into any agreement containing, and to Seller’s Knowledge there are no agreements, containing any restriction on the use of the Property as a rental property.

(e)          Section 3.18(i) of the Company Disclosure Schedules contains a list, to the Knowledge of Seller, of outstanding or pending claims against any existing title insurance policies for the Properties.

3.19.      Authority and Association Payments. Other than as set forth on Section 3.19(i) of the Company Disclosure Schedules, to Seller’s Knowledge, there are no material homeowner association fees or amounts (the “Authority Payments”) payable from a federal, state, county or city housing authority (each, a “Housing Authority”) or material fees payable to an Association relating to the Properties due and payable and outstanding with respect to the Property (in each of the foregoing cases, except for those which will be paid in the ordinary course or which will be prorated in accordance with the terms of this Agreement). To the Knowledge of Seller, none of the Properties consist of housing cooperatives or manufactured housing.

3.20.      Bankruptcy. No Seller or Acquired Entity has: (A) commenced a voluntary case, or had entered against it a petition, for relief under the federal bankruptcy code or any similar petition, order or decree under any federal or state law or statute relative to bankruptcy, insolvency or other relief for debtors, (B) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator or similar official in any federal, state or foreign judicial or non-judicial proceedings, to hold, administer and/or liquidate all or substantially all of its property, or (C) made an assignment for the benefit of creditors.

3.21.     Relationship with Affiliates. Except as set forth on Section 3.21 of the Company Disclosure Schedules, none of Seller or any of its Affiliates (nor any officer or director of any of the foregoing) is a party to any Contract with any Acquired Entity, including with respect to compensation or remuneration to be paid to Seller or any of its Affiliates (nor any officer or director of any of the foregoing) in connection with this Agreement or the transactions contemplated herein, which Contract will not be terminated at or prior to Closing.

3.22.      Special Purpose Entities. Other than the ownership, leasing, financing, management and operation of the respective Properties and other single family residential properties that have previously been sold or conveyed by the applicable Acquired Companies, if any by the applicable Acquired Entities, no Acquired Entity (x) has owned, developed, leased, managed or operated any material asset or material property unrelated to the business of owning, leasing, financing, managing, operating and disposing of single-family rental homes, or (y) has engaged in any material business not related to the activities described in the foregoing clause (x).

3.23.      Insurance. Seller has delivered or made available to Buyer true and correct in all material respects copies of the insurance maintained by Seller and/or its Affiliates with respect to the Properties as of the Effective Date.

3.24.      Restricted Persons. None of Seller or any Acquired Entity (other than the holder of any publicly traded interest in any publicly traded company) is a Restricted Person.

3.25.      Seller’s Designated Representative. Seller’s Designated Representatives have reviewed with the Existing Manager the representations made by Seller under this Article III that are qualified by the Knowledge of Seller.

3.26.      Disclaimer. Notwithstanding anything to the contrary contained in this Agreement, none of Seller, any Acquired Entity, their Affiliates or their respective officers, directors, employees, shareholders, members, partners, agents, representatives, successors and assigns has made, or shall be deemed to have made, to Buyer or any other Person any representation or warranty on behalf of Seller other than those expressly made by Seller in this Article III or any Ancillary Document, and Buyer is not relying on any statement, representation or warranty, oral or written, legal or contractual, express or implied, made by Seller, any Acquired Entity, their Affiliates or their respective officers, directors, employees, shareholders, members, partners, agents, representatives, successors and assigns other than those expressly made by Seller in this Article III or any Ancillary Document and Seller hereby disclaims any other express or implied representations or warranties. Without limiting the generality of the foregoing, no representation or warranty has been made or is being made herein to Buyer or any other Person (i) as to merchantability, suitability or fitness for a particular purpose, or quality, with respect to any tangible assets or as to the condition or workmanship thereof or the absence of any defects therein, whether latent or patent (or any other representation or warranty referred to in Section 2-312 of the Uniform Commercial Code of any applicable jurisdiction or in Section 2.312 of the Texas Business and Commerce Code with respect to any such assets located in Texas), (ii) with respect to any projections, forecasts, business plans, estimates or budgets delivered to or made available to Buyer or any other Person or (iii) with respect to any other information or documents made available at any time to Buyer or any other Person.

3.27.      Limitation with respect to Seller’s Representations. The representations and warranties of Seller are subject to the following limitations:

(a)         Except to the extent that any breach results from any actions or omissions of Seller in breach of this Agreement, Seller does not represent or warrant that any particular Contract, Lease or other service contract, maintenance contract or management contract will be in force or effect as of the Closing or that the parties thereunder (other than the Acquired Entities), as applicable, will not be in default thereunder; and

(b)       Solely with respect to the determination of whether the Buyer Condition to Closing set forth in Section 6.3(a) is satisfied, the representations and warranties of Seller in this Agreement shall be deemed modified in all respects to reflect any facts, circumstances or information (1) that is set forth in the Company Disclosure Schedules, (2) that constitutes Data Room Information that has been uploaded to the Data Room Website, in each case, no later than 5:00 pm EST on the date that is two (2) Business Days prior to the Effective Date (in each case other than Data Room Information which, pursuant to the terms of this Agreement, is required to be included in the Company Disclosure Schedules), and/or (3) of which Buyer has actual Knowledge as of the Effective Date.

ARTICLE IV
Representations and Warranties of Buyer

Buyer represents and warrants to Seller as of the date hereof and on and as of the Closing Date (except to the extent such representation or warranty is expressly made as of a date as set forth herein, and then only as of such express date) as follows:

4.1.       Organization and Power. Buyer is a limited liability company duly incorporated, organized or formed, validly existing and in good standing under the Laws of the state of Delaware and has full power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions.

4.2.       Authorization. Buyer has duly authorized the execution and delivery of this Agreement and the Ancillary Documents to which it is a party and the performance of its obligations hereunder and thereunder and no other corporate proceedings on the part of Buyer (including any shareholder, member or manager vote or approval) are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Documents to which Buyer is a party or the consummation of the Contemplated Transactions that are required to be performed by Buyer.

4.3.        Enforceability. This Agreement and each of the Ancillary Documents constitute, or when executed and delivered will constitute, the valid and legally binding obligation of Buyer, enforceable in accordance with its terms, except as such enforceability may be limited by equitable principles and by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or similar Laws relating to or affecting the rights of creditors generally.

4.4.        No Violation. The execution, delivery and performance of this Agreement and the Ancillary Documents executed or to be executed by Buyer pursuant to this Agreement and the consummation of the Contemplated Transactions and compliance with the terms of this Agreement and the Ancillary Documents to which Buyer is a party will not (i) conflict with or violate any provision of the certificate of formation, operating agreement, certificate of incorporation, bylaws or similar organizational documents of Buyer, or (ii) conflict with or violate in any material respect any provisions of any Law applicable to Buyer or by which Buyer or its properties are bound or affected. Neither Buyer nor its Affiliates are subject to any Contract that would impair or delay Buyer’s ability to consummate the Contemplated Transactions.

4.5.      Consents. Except for the Existing Lender Consent, no Consents are required to be obtained or made by Buyer in connection with the execution, delivery, performance, validity and enforceability of this Agreement or any Ancillary Documents to which it is a party or the consummation by Buyer of the Contemplated Transactions.

4.6.        Financial Capacity. Buyer has, or will have at closing, access to capital in an amount that is sufficient to pay the Closing Consideration Amount (together with any fees and expenses incurred in connection with this Agreement) as required by and in accordance with this Agreement.

4.7.       Litigation. There is no Litigation pending or, to the Knowledge of Buyer, threatened against or involving Buyer which questions the validity of this Agreement or any of the Ancillary Documents to which it is a party or seeks to prohibit, enjoin or otherwise challenge Buyer’s ability to consummate the Contemplated Transactions.

4.8.        No Brokers. None of Buyer or any of its Affiliates has employed or incurred any Liability to any broker, finder or agent for any brokerage fees, finder’s fees, commissions or other amounts with respect to this Agreement, the Ancillary Documents or the Contemplated Transactions.

4.9.        Investment Intent. Buyer is acquiring the Purchased Interests for its own account for investment, without a view to resale or distribution thereof in violation of U.S. federal or state securities Laws and with no present intention of distributing or reselling any part thereof.

4.10.     Qualified Transferee. Buyer, or an affiliate of Buyer which controls Buyer, will be, at Closing, a Qualified Transferee (as defined in the Existing Loan Agreement), in each case, assuming clause (D) of the definition of Qualified Transferee (as defined in the Existing Loan Agreement) is satisfied,

4.11.      Restricted Persons. Buyer (other than the holder of any publicly traded interest in any publicly traded company) is not a Restricted Person.

4.12.      ERISA. Buyer is not, and no portion of the Closing Consideration Amount shall include the assets of, (i) an “employee benefit plan” (within the meaning of Section 3(3) of ERISA) that is subject to the provisions of Title I of ERISA, (ii) a “plan” that is subject to the prohibited transaction provisions of Section 4975 of the Code or (iii) an entity whose assets are treated as “plan asset” under the Department of Labor regulation located at 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA, by reason of an employee benefit plan’s or plan’s investment in such entity.

ARTICLE V
Covenants

5.1.        Conduct of the Acquired Entities.

(a)        Except (i) to the extent compelled or required by applicable Law, (ii) as otherwise permitted by this Agreement, (iii) as set forth in Section 5.1 of the Company Disclosure Schedules, or (iv) as consented to in writing by Buyer, which consent shall not be unreasonably conditioned, withheld or delayed, Seller shall cause each Acquired Entity directly or indirectly owned by such Seller (1) to conduct its business and operations in all material respects in the ordinary course, consistent with past practice, and in a commercially reasonable manner, and (2) to the extent consistent therewith (x) use commercially reasonable efforts to maintain the Properties in all material respects (in each case, reasonable wear and tear excepted) and in compliance with applicable law in all material respects, and (y) perform in all material respects all of its material obligations under the Contracts and the Acquired Entity Leases, and (3) to maintain its books and records in the usual, regular and ordinary manner, on a basis consistent with past practice.

(b)        Without limiting the generality of the foregoing, except (w) to the extent compelled or required by applicable Law, (x) as otherwise permitted by this Agreement, (y) as set forth in Section 5.1 of the Company Disclosure Schedules, or (z) as consented to in writing by Buyer, (I) which consent shall not be unreasonably conditioned, withheld or delayed prior to the expiration of the Due Diligence Period and (II) which consent may be withheld in Buyer’s sole and absolute discretion from and after the expiration of the Due Diligence Period, during the period from the date hereof to the Closing Date, Seller shall cause each Acquired Entity not to:

(i)          modify or amend the terms of the organizational documents of any Acquired Entity, except in connection with obtaining the Existing Lender Consent, provided such modification or amendment shall not have an adverse effect on Buyer or any Acquired Entity after the Closing Date, except to a de minimis extent;

(ii)          issue, or authorize the issuance of, any Equity Securities of any Acquired Entity;

(iii)         except as otherwise set forth in Section 5.1(b)(iii) of the Company Disclosure Schedules, split, combine, redeem or reclassify, or purchase or otherwise acquire any Equity Securities of any Acquired Entity, as applicable;

(iv)         incur any Indebtedness except (A) for such Indebtedness that is repaid at or prior to Closing or prorated in accordance with the terms hereof or (B) pursuant to the Existing Loan Documents;

(v)          enter into any Material Contract that would be binding on the Buyer or any Acquired Entity after Closing or modify or amend in any material respect, or terminate (unless such termination results from a default by the counterparty thereto), any Material Contract;

(vi)         acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, any corporation, limited liability company, partnership, joint venture, association or other business organization or division thereof;

(vii)        divest, sell or otherwise dispose of, or encumber any asset of any Acquired Entity, other than the sales of products or services in the ordinary course of business, in accordance with the terms of this Agreement, immaterial personal property assets in the ordinary course of business and Permitted Liens;

(viii)       initiate or consent to any material zoning reclassification of any Property;

(ix)         adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of any Acquired Entity;

(x)          hire any employees to be employed by any Acquired Entity;

(xi)        file or cause to be filed any U.S. federal entity classification election or any material amended Tax Return, or agree to extend the statute of limitations (other than any extension resulting from a timely and valid extension for the filing of a Tax Return) in respect of any material amount of Taxes;

(xii)        materially modify or materially amend, or terminate, any insurance policies with respect to the Acquired Entities and the Properties;

(xiii)       make any change in accounting methods, principles or practices, except as may be required by a change in standard accounting principles, GAAP or applicable law with respect to the Acquired Entities and the Properties;

(xiv)       maintain in full force and effect the insurance policies currently in effect with respect to the Acquired Entities and the Properties (unless with replacement insurance policies containing substantially similar coverage);

(xv)        enter into, modify, amend, or terminate any collective bargaining or similar Contract with any union, works council, or labor organization;

(xvi)      settle or compromise any pending or threatened litigation which is not fully covered by insurance without any deductible (except for any deductible that will be paid prior to Closing or which is credited to Buyer at Closing), which would impose any cost or expense on Buyer following the Closing (unless Seller is responsible or agrees to be responsible for such cost or expense following the Closing) and which settlement is in excess of $20,000; or

(xvii)    except in connection with the obtaining the Existing Lender Consent, satisfying the Existing Loan Assumption Approval Conditions and/or the Excluded Properties, amend, supplement, or modify (other than paying off any Indebtedness and causing such Indebtedness and any liens relating thereto to be terminated) any documents, agreements or instruments evidencing, securing, guaranteeing or otherwise pertaining to any Indebtedness of the Acquired Entities or any provision thereof; provided, such amendment shall not (except for representations, warranties, covenants, agreements and other terms and provisions, in each case required by the Existing Lender pursuant to the Existing Loan Documents in granting the Loan Assumption Approval, provided that such representations, warranties, covenants, agreements, or other terms and provisions are substantially the same as those contained in the Existing Loan Documents or are customarily provided to lenders in connection with loan assumptions) adversely affect the Buyer or any Acquired Entity after the Closing Date, except to a de minimis extent.

(c)        Without limiting the generality of the foregoing, except (w) to the extent compelled or required by applicable Law, (x) as otherwise permitted by this Agreement, (y) as set forth in Section 5.1 of the Company Disclosure Schedules, or (z) as consented to in writing by Buyer, which consent shall not be unreasonably conditioned, withheld or delayed, Seller shall cause each Acquired Entity not to, enter into any Leases for Properties now vacant or for Properties which may become vacant, or enter into any amendments of any Acquired Entity Leases or consent to any renewals, extensions, expansions or terminations of any Acquired Entity Leases (in each of the foregoing cases, other than those (i) to which the Tenant is entitled pursuant to the terms of the Acquired Entity Lease and/or (ii) lease renewals delivered by any Acquired Entity to any tenant under the Acquired Entity Leases as of the Effective Date) unless such actions are in the ordinary course of business and on similar lease forms, rental rates and other terms as is consistent with the past practices of Seller (and in any event, without monetary tenant inducements and for terms not less than ten (10) months and, for Properties which become vacant, at rental rates not less than as set forth in the immediately previous Acquired Entity Lease for such Property) or are approved in advance in writing by Buyer. Seller shall deliver a true, correct and complete copy of any document or agreement subject to this Section 5.1(c) or a summary of the proposed business terms to Buyer at least five (5) Business Days prior to the Closing Date. Buyer shall have five (5) Business Days after Buyer receives a true, correct and complete copy of any document or agreement subject to this Section 5.1(c) or a summary of the proposed business terms, to review and to consent or disapprove in writing such agreement or summary, which consent or disapproval shall not be unreasonably withheld, conditioned or delayed; it being the understanding, however, that Buyer’s failure to respond in writing within said five (5) Business Day period shall be deemed its consent. Without limiting the foregoing, Seller shall cause the termination of the lease of the Property identified on Section 3.21 of the Company Disclosure Schedules (the “Tiber Lease”) on or prior to the Closing Date.

(d)         Nothing contained in this Agreement shall give Buyer, directly or indirectly, rights to control or direct the operation of any Acquired Entity prior to the Closing Date. Prior to the Closing Date, Seller shall cause each Acquired Entity to exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations. Notwithstanding anything to the contrary contained in this Agreement, no consent of Buyer shall be required with respect to any matter set forth in this Section 5.1 or elsewhere in this Agreement to the extent that the requirement of such consent would violate or conflict with applicable Law or any Contract to which any Acquired Entity is a party.

(e)         Notwithstanding anything contained herein to the contrary, nothing in this Agreement shall prohibit Seller or any Acquired Entity from taking any action that in the reasonable judgment of such party, upon advice of counsel to such party, is reasonably necessary for any Acquired Entity to avoid incurring U.S. federal income or excise Taxes under the Code.

5.2.        Access to Information Prior to the Closing. During the period from the date hereof through the Closing Date or the earlier termination of this Agreement, Seller shall provide, or make available, to Buyer the Materials (as defined in the Access Agreement) in accordance with the terms, provisions and conditions of the Access Agreement.

5.3.        Efforts; Assumption of Existing Loans.

(a)         Efforts Generally. Upon the terms and conditions set forth herein, each of the parties shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things, necessary, proper or advisable to make effective as promptly as practicable, but in no event later than the Closing Date, the Contemplated Transactions, including obtaining required approvals, if any, from any Governmental Authorities.

(b)          Intentionally Omitted.

(c)        Assumption of Existing Loans. Seller and Buyer acknowledge and agree that in connection with Buyer’s proposed acquisition of the Purchased Interests (i) (x) the consent and approval of the Existing Lender (the “Existing Lender Consent”) and (y) the satisfaction of all Existing Loan Assumption Requirements, in each case are required pursuant to the terms of the Existing Loan Documents, and (ii) Seller shall receive a release executed by the Existing Lender of all guarantors (including the Existing Guarantor) under the Existing Loan Documents (including the Sponsor Guaranty and the Repurchase Guaranty) in the form and substance required by the Existing Loan Documents (the conditions described in clauses (i) and (ii) above are referred to herein collectively as the “Existing Loan Assumption Approval Conditions” and satisfaction of the Existing Loan Assumption Approval Conditions is referred to herein as the “Existing Loan Assumption Approval”); it being acknowledged and agreed with respect to the foregoing clause (i)(y) that satisfaction of the conditions therein shall be deemed not to have been satisfied if the Existing Lender takes the position that the Contemplated Transactions violate the terms, provisions and conditions of the Existing Loan Documents, whether as a result of failing to satisfy the Existing Loan Assumption Requirements or otherwise. In connection with the foregoing, (i) promptly after the execution of this Agreement, Seller shall cause the applicable Acquired Entity to deliver written notice to the Existing Lender, as applicable, of the prospective sale of the Purchased Interests to Buyer in accordance with the requirements of the Existing Loan Documents, and (ii) thereafter and prior to Closing, (1) Buyer shall (and Buyer shall cause its applicable Affiliates to) use commercially reasonable efforts to satisfy all Existing Loan Assumption Requirements (provided that Seller, in consultation with Existing Lender, will draft and submit to the applicable rating agencies any rating agency confirmations required by the Loan Agreement with respect to the Contemplated Transactions) and reasonably cooperate with the Existing Lender in connection therewith, (2) Seller shall reasonably cooperate with Buyer and Existing Lender in satisfying the Existing Loan Assumption Requirements and the Existing Loan Assumption Approval Conditions for purposes of obtaining the Existing Loan Assumption Approval. Buyer and Seller shall each pay fifty percent (50%) of any loan assumption fees, legal costs and expenses and other amounts actually incurred and payable to, or on behalf of, the Existing Lender in connection with obtaining the Existing Loan Assumption Approval and satisfying the Existing Loan Approval Assumption Conditions pursuant to Section 5.3(c) (the “Existing Loan Assumption Fees”).

(d)          Association Estoppels. If Buyer delivers to Seller addressed estoppel certificates (the “Association Estoppels”) with respect to any Association, then Seller (or Existing Manager or the Title Company) shall, within three (3) Business Days following Seller’s receipt of such Association Estoppels, send such Association Estoppels to the addressees thereof and exercise commercially reasonable efforts to obtain execution and return of the same to Seller. If Seller receives any such executed Estoppels Certificates, Seller shall promptly deliver the same to Buyer. Notwithstanding the foregoing or anything contained herein to the contrary, in no event shall (x) obtaining or delivering such executed Association Estoppels be a condition to Closing, or
(y) the failure to obtain such executed Association Estoppels cause Seller to be in breach or default of the terms and provisions of this Agreement.

(e)          Required Association Approvals. Seller shall use commercially reasonable efforts to obtain from each applicable Association a Required Association Approval with respect to the applicable Property promptly following Buyer’s identification of such Required Association Approval to Seller.

(f)          Construction Projects. Seller shall provide timely details and information regarding (a) any Existing Construction Projects and (b) any new construction, renovation, repair or development projects with respect to any Property with costs or expenses in excess of $15,000 in the aggregate with respect to such Property that first commences after the Effective Date (collectively, the “New Construction Projects”).

(g)         Non-Imputation Endorsements. Seller shall use commercially reasonable efforts to assist Buyer’s procurement of non-imputation endorsements to any existing title insurance policies covering the Properties, including, without limitation, by Seller executing and delivering the title affidavit substantially in the form attached hereto as Exhibit E. Notwithstanding the foregoing or anything contained herein to the contrary, neither Seller nor any of its Affiliates shall be required to deliver any indemnity and/or any similar instrument, documentation or other form of inducement, in each case with respect to or for the purpose of Buyer’s procurement of non-imputation endorsements to any existing title insurance policies covering the Properties.

5.4.        Certain Tax Matters.

(a)         Transfer Taxes. All Transfer Taxes incurred in connection with this Agreement or the transactions contemplated by this Agreement shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by Seller. Seller shall timely prepare all necessary Tax Returns with respect to all Transfer Taxes and shall provide a draft copy of such Tax Returns and other documentation to Buyer at least ten (10) days prior to the due date for the filing of such Tax Returns for Buyer’s review and comment, and Seller shall incorporate any such comments to the extent that they are reasonable. Seller shall timely file or cause to be filed all such Tax Returns, and pay all applicable Transfer Taxes in connection therewith, and Buyer shall reasonably cooperate with Seller as may be necessary to effectuate such filings.

(b)          Tax Returns.

(i)         Seller will be responsible for and will cause to be prepared and duly filed all Tax Returns of the Acquired Entities and any Subsidiaries thereof for all taxable periods ending on or before the Closing Date. Buyer shall file or cause to be filed when due all Tax Returns with respect to the Acquired Entities and any Subsidiaries thereof, other than those that are the responsibility of Seller pursuant to this Section 5.4.

(ii)          All Tax Returns that are to be prepared and filed by Buyer pursuant to the preceding paragraph with respect to any taxable period ending on or prior to the Closing Date or any Straddle Period shall be submitted to Seller not later than thirty (30) days prior to the due date for filing of such Tax Returns (or, if such due date is within forty- five (45) days following the Closing Date, as promptly as practicable following the Closing Date). Seller shall have the right to review such Tax Returns and all work papers and procedures used to prepare them, and Seller shall have the right to access any other information of or controlled by Buyer relating to such Tax Returns that reasonably is necessary for Seller to perform such review. If Seller, within ten (10) days after delivery of any Tax Return pursuant to this paragraph, notifies Buyer that it objects to any item in such Tax Return, the parties shall attempt in good faith to resolve the dispute; provided, if they are unable to do so, any disputed item shall be resolved by an accounting firm of national prominence mutually selected by and reasonably acceptable to Buyer and Seller (provided that the accounting firm’s position is supported by at least “more likely than not” authority). Upon resolution of all disputed items, the relevant Tax Return shall be filed on that basis and such determination shall be binding on the parties for purposes of filing such Tax Returns.

(iii)         All Tax Returns that are to be prepared and filed by Seller pursuant to Section 5.4(c)(i) shall be submitted to Buyer not later than thirty (30) days prior to the due date for filing of such Tax Returns (or, if such due date is within forty-five (45) days following the Closing Date, as promptly as practicable following the Closing Date). Buyer shall have the right to review such Tax Returns and all work papers and procedures used to prepare them, and Buyer shall have the right to access any other information of or controlled by Seller relating to such Tax Returns that reasonably is necessary for Buyer to perform such review. If Buyer, within ten (10) days after delivery of any such Tax Return, notifies Seller that it objects to any item in such Tax Return, the parties shall attempt in good faith to resolve the dispute; provided, if they are unable to do so, any disputed item shall be resolved by an accounting firm of national prominence mutually selected by and reasonably acceptable to Buyer and Seller (provided that the accounting firm’s position is supported by at least “more likely than not” authority). Upon resolution of all disputed items, the relevant Tax Return shall be filed on that basis and such determination shall be binding on the parties for purposes of filing such Tax Returns.

(iv)        Buyer shall not (and shall not cause or permit any Acquired Entity or Subsidiary thereof to) amend, re-file or otherwise modify (or grant an extension of any statute of limitations with respect to (other than as may be the result of the filing of a timely and valid extension to the deadline for filing a Tax Return)) any Tax Return relating in whole or in part to any Acquired Entity or any Subsidiary thereof with respect to any taxable period ending on or prior to the Closing Date or any Straddle Period or to make any Tax election with respect to any such taxable period or Straddle Period, in each case, without the prior consent of Seller, except to the extent required by applicable law.

(c)          Contest Provisions.

(i)           In the event (i) Seller or its Affiliates or (ii) Buyer or its Affiliates receives notice of any pending or threatened Tax Contest relating to any Acquired Entity or any Subsidiary thereof with respect to any taxable period ending on or prior to the Closing Date or any Straddle Period, the party in receipt of such notice shall promptly notify the other party of such matter in writing.

(ii)          Seller shall have the right to represent the interests of the Acquired Entities or applicable Subsidiary thereof in any Tax Contest (a) relating to any Tax for any taxable periods ending on or before the Closing Date or any Straddle Period or (b) that would affect the liability of Seller (including any Taxes that may be payable by any indirect owners of Seller) for any Tax, and to employ counsel of its choice at its expense. No such Tax Contest shall be settled or otherwise compromised without the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed).

(iii)         Buyer shall have the right to represent the interests of the Acquired Entities in any Tax Contest not described in Section 5.4(d)(ii) and to employ counsel of its choice at its expense.

(d)       Assistance and Cooperation. After the Closing Date, Seller, on the one hand, and Buyer, on the other hand, shall (and shall cause their respective Affiliates to): (1) assist the other party in preparing and filing any Tax Return or report that such other party is responsible for preparing and filing in accordance with this Section 5.4; (2) cooperate fully in preparing for any Tax Contest regarding any Tax Return of any Acquired Entity relating to taxable periods for which the other party may have a liability; (3) make available to the other and to any Taxing Authority as reasonably requested all information, records, and documents relating to Taxes of any Acquired Entity; (4) provide timely notice to the other in writing of any pending or threatened Tax Contest of any Acquired Entity for taxable periods for which the other party may have a liability; and (5) furnish the other with copies of all correspondence received from any Taxing Authority in connection with any Tax Contest or information request with respect to any such taxable period described in this paragraph.

(e)        Retention of Records. After the Closing Date, Seller and Buyer will, and Buyer shall cause each Acquired Entity to, preserve all information, records or documents relating to liabilities for Taxes of the Acquired Entities until six (6) months after the expiration of any applicable statute of limitations (including extensions thereof) with respect to the assessment of such Taxes. This Section 5.4 shall survive the Closing.

5.5.        Exculpation.

(a)         Seller Exculpated Parties. Buyer acknowledges and agrees that, notwithstanding anything to the contrary contained in this Agreement, no Representative of Seller, any of its Affiliates (other than Seller and if, and only if, a Post-Closing Liability Trigger has occurred, SOF-XI U.S. NRE Holdings, L.P., a Delaware limited partnership pursuant to the Guarantor Joinder) or any of the Acquired Entities, whether disclosed or undisclosed (collectively, the “Seller Exculpated Parties”) shall have any personal obligation or liability whatsoever hereunder, and Buyer (i) shall not seek to (a) assert (and hereby unconditionally and irrevocably waives) any Action of any kind, type, character or nature whatsoever that Buyer may now or hereafter have against the Seller Exculpated Parties or (b) enforce any of Buyer’s rights hereunder against any Seller Exculpated Party and (ii) hereby unconditionally and irrevocably releases and discharges the Seller Exculpated Parties from and any and all liability whatsoever which may nor or hereafter accrue in favor of Buyer against any Seller Exculpated Party in connection with or arising out of this Agreement or the transactions contemplated hereby.

(b)       Buyer Exculpated Parties. Seller acknowledges and agrees that, notwithstanding anything to the contrary contained in this Agreement, no Representative of Buyer or any of its Affiliates (other than Buyer), whether disclosed or undisclosed (collectively, the “Buyer Exculpated Parties”) shall have any personal obligation or liability whatsoever hereunder, and Seller (i) shall not seek to (a) assert (and hereby unconditionally and irrevocably waive) any Action of any kind, type, character or nature whatsoever that Seller may now or hereafter have against the Buyer Exculpated Parties or (b) enforce any of Seller’s rights hereunder against any Buyer Exculpated Party and (ii) hereby unconditionally and irrevocably release and discharge the Buyer Exculpated Parties from and any and all liability whatsoever which may nor or hereafter accrue in favor of Seller against any Buyer Exculpated Party in connection with or arising out of this Agreement or the transactions contemplated hereby.

5.6.        Confidentiality. Notwithstanding the execution and delivery of this Agreement, the confidentiality provisions of the Access Agreement shall remain unchanged and in full force and effect. Subject to Section 5.7, the foregoing shall not apply to Buyer following Closing in respect of information with respect to the Property. Notwithstanding the foregoing or any provision of the Access Agreement to the contrary, but subject to Section 5.7, Buyer or any of its Affiliates may make disclosures of this Agreement and information regarding the same to the extent required by applicable law, including Securities and Exchange Commission rules and regulations, without any consent from Seller.

5.7.        Public Announcements. None of the Acquired Entities, Buyer or Seller will issue or make any press release or public statement with respect to this Agreement or the Contemplated Transactions without the prior consent of Buyer and Seller, except as may be required by Law (or the requirements of any applicable stock exchange) applicable to such party or its Affiliates.

5.8.        Commercially Reasonable Efforts. Except as otherwise set forth in Section 5.3, subject to the terms and conditions set forth herein and to applicable legal requirements, each of the parties shall cooperate and use their respective commercially reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Contemplated Transactions, including the satisfaction of the respective conditions set forth in Article VI.

5.9.        Casualty and Condemnation.

(a)         Condemnation Proceeds. If between the date of this Agreement and the Closing Date, any of the Properties are subject to Condemnation proceedings or are condemned, then Buyer shall proceed with the consummation of the Closing pursuant to the terms and conditions of this Agreement; provided, that, (i) the Closing Consideration Amount shall be reduced by an amount (not below zero) equal to (x) the amount of any such Condemnation proceeds collected by any of Seller or any Acquired Entity, minus (y) the sum of (A) any Condemnation proceeds or other funds expended by any of Seller or any Acquired Entity toward restoration or repair of the Properties plus (B) any Condemnation proceeds retained by any Acquired Entity at the Closing, and (ii) to the extent that any right to receive Condemnation proceeds is held by Seller (as opposed to any Acquired Entity), Seller, shall give the applicable Acquired Entity an assignment of Seller’s right to receive such Condemnation proceeds if any portion of the Condemnation proceeds are not collected before the Closing (and if not assignable to the applicable Acquired Entity, then Seller shall collect such proceeds and hold them in trust for the benefit of such Acquired Entity and promptly pay same over to such Acquired Entity. The obligations described herein shall survive Closing.

(b)        Insurance Proceeds. If between the date of this Agreement and the Closing Date, any of the Properties suffer damage by fire or other casualty (“Casualty”), then Buyer shall proceed with the consummation of the Closing pursuant to the terms and conditions of this Agreement; provided, that, (i) the Closing Consideration Amount shall be reduced by an amount (not below zero) equal to (x) the amount of any such Casualty insurance proceeds collected by any of Seller or any Acquired Entity and any deductible, minus (y) the sum of (A) any insurance proceeds or other funds expended by any of Seller or any Acquired Entity toward restoration or repair of the Properties plus (B) any insurance proceeds retained by any Acquired Entity at the Closing, and (ii) to the extent that any right to receive insurance proceeds is held by Seller (as opposed to any Acquired Entity), Seller shall give the applicable Acquired Entity an assignment of Seller’s right to receive such insurance proceeds if any portion of the insurance proceeds are not collected before the Closing (and if not assignable to such Acquired Entity, then Seller shall collect such proceeds and hold them in trust for the benefit of such Acquired Entity and promptly pay same over to such Acquired Entity. The obligations described herein shall survive Closing.

(c)          Notwithstanding the provisions of Section 5.9 to the contrary, if following the Effective Date and prior to the Closing, any Property or a portion thereof is (i) damaged or destroyed by a Significant Casualty or (ii) taken as a result of a Significant Condemnation, then, as its sole and exclusive remedy with respect to such Significant Casualty or Significant Condemnation, Buyer shall have the right, exercised by written notice to Seller no more than five (5) Business Days after Buyer has received written notice of such Significant Casualty or Significant Condemnation (the time and date of such notice from Buyer in accordance with this Section 5.9, the “Significant Casualty/Condemnation Excluded Property Designation Date”), to terminate this Agreement solely as to the Property(ies) for which such Significant Casualty or Significant Condemnation, as applicable, occurred, in which event such Property shall be deemed to be an “Excluded Property” for all purposes of this Agreement, the provisions of Section 2.9 of this Agreement shall apply thereto and thereafter, the Parties will have no further rights or obligations hereunder with respect to such Excluded Property except for those obligations expressly set forth herein with respect to such Excluded Property and those obligations which expressly survive the termination of this Agreement with respect to such Excluded Property.

5.10.        Condition of Properties. Except as otherwise expressly provided in this Agreement or the Ancillary Documents, Buyer acknowledges that Seller shall own the Properties at the Closing in an “as is”, “where is” condition with all faults as of the Closing Date. Buyer agrees that, except as expressly set forth herein, Seller shall not be liable for any construction, latent or patent defects in the Properties, and shall not be bound in any manner whatsoever by any guarantees, promises, projections, forecasts, operating expenses, set-ups or other information pertaining to the Properties made, furnished or claimed to have been made or furnished by Seller, any Acquired Entity or any other Person, including any partner, member, manager, shareholder, employee, agent, attorney or other Person representing or purporting to represent Seller or any Acquired Entity, whether verbally or in writing. Buyer acknowledges that, except as expressly set forth in this Agreement or the Ancillary Documents, neither Seller, nor any Acquired Entity nor any of their respective employees, agents or attorneys have made any verbal or written representations or warranties whatsoever to Buyer, whether express, implied, statutory, or by operation of law, and, in particular, that no such representations and warranties have been made with respect to the Purchased Interests, the physical or environmental condition or operation of the Properties, the layout or footage of the Properties, the actual or projected revenue and expenses of the Properties or any of the Leases, zoning, environmental, and other laws, regulations and rules applicable to the Properties, or the compliance of the Properties therewith, the quantity, quality or condition of the articles of personal property and fixtures included in the Contemplated Transactions, the use or occupancy of the Property or any part thereof or any other matter or thing affecting or relating to the Property or the Contemplated Transactions, except as specifically set forth in this Agreement or the Ancillary Documents. Buyer has not relied and is not relying upon any representations or warranties, other than Seller’s representations set forth in Article III or the Ancillary Documents. Without limitation of the foregoing, except as set forth in Section 5.9 hereof, Buyer specifically acknowledges and agrees that it has assumed the risk of changes in the condition of the Purchased Interests and the Properties between the date hereof and the Closing Date and no adverse change in such condition shall grant Buyer any right to terminate this Agreement or to obtain any damages against Seller, except as expressly set forth in this Agreement.

5.11.        Transitional Matters. In connection with Closing and for a period of one hundred (100) days thereafter, Seller shall use commercially reasonable efforts to cooperate, and use commercially reasonable efforts to cause Existing Manager to cooperate, with Buyer in a commercially reasonable manner to facilitate the orderly transition of management of the Properties, all at no out-of-pocket expense to Seller or Existing Manager (other than nominal or typical transitional expenses and expenses reimbursed by Buyer). Subject to the immediately preceding sentence, any and all costs and expenses arising as a result of such transition shall be the sole responsibility of Buyer, and Buyer shall reimburse Seller or the Existing Manager on receipt of any invoice or invoices, together with supporting documentation from Seller or the Existing Manager, for any costs or expenses incurred by Seller or the Existing Manager in the course of effecting such transition. Notwithstanding anything to the contrary set forth herein, this Section 5.11 shall survive for one hundred (100) days following the Closing.

5.12.        Rule 3-14 Audit. Prior to Closing, and for a period of up to one hundred twenty (120) days following the Closing Date, Seller agrees to provide to Buyer the right to conduct a one-time audit of the financial books and records of Seller relating to the operations and financial results of the Properties (such financial books and records of Seller, other than any Proprietary Information, collectively, the “Books and Records”) reasonably requested by Buyer, but solely to the extent required by Buyer (a) for the purpose of preparing a property-level Statement of Revenues and Certain Expenses (“Rule 3-14 Financials”) as required by Rule 3-14 of Securities and Exchange Commission Regulation S-X and (b) to support an audit opinion by an independent accounting firm with respect to the Rule 3-14 Financials. As a material inducement for Seller to agree to the foregoing provision, the parties acknowledge and agree that: (i) all costs incurred in connection with such audit (including, without limitation, all costs incurred by Seller (and/or any of its affiliates) shall be borne exclusively by Buyer; it being acknowledged and agreed that the costs of Seller (and/or any of its affiliates) for purposes of this Section 5.12 shall include the reasonable and documented personnel costs of Seller and its affiliates incurred in connection with such personnel assisting in, participating in or otherwise cooperating with any such audit, and (ii) Seller shall not be required to make any representations or warranties with respect to the information contained in such books and records, nor shall such information in any way increase the scope of the representations of, or liabilities and obligations of, Seller contained in this Agreement or any Ancillary Document. All such audit activities shall be conducted at Seller's place of business (or such other location reasonably designated by Seller), in a commercially reasonably fashion during normal business hours and upon ten (10) Business Days prior written notice from Buyer to Seller. Seller is only required to produce Books and Records in the possession of Seller; provided, however, that to the extent any such Books and Records are in the possession of the Property Manager, Seller shall use commercially reasonable efforts to cause the Property Manager to provide such Books and Records to Seller for purposes of Seller delivering the same to Buyer pursuant to this Section 5.12. Notwithstanding the foregoing in this Section 5.12 to the contrary, (1) this Section 5.12 shall be subject to Section 5.10 and (2) this Section 5.12 shall not apply to any Proprietary Information. The provisions of this Section 5.12 shall survive Closing.

5.13.        Exclusivity. Commencing upon the Effective Date and continuing until the earlier to occur of (a) the Closing or (b) the termination of this Agreement, Seller agrees not to market the Acquired Entities or the Property (other than Excluded Properties) for sale or enter into any agreement for the sale of the Property (other than Excluded Properties) to any other person or entity.

5.14.        Termination of Property Management Agreements. At or prior to Closing, Seller shall terminate any property management or similar agreements to which any Acquired Entity is a party, including, without limitation. those agreements set forth on Section 3.8(a)(iii) of the Company Disclosure Schedules (each, a “Property Management Agreement”).

5.15.        Texas Qualifications. Promptly following the Effective Date and in any event prior to Closing, Seller shall use commercially reasonable efforts to cause Property Owner to be qualified to do business and in good standing in the State of Texas, including, without limitation, by paying any and all Taxes, costs, expenses, fees, fines, or penalties required in connection therewith (the “Texas Qualification”).

ARTICLE VI

Conditions to Closing

6.1.        Conditions to All Parties’ Obligations. The obligations of the parties to consummate the Contemplated Transactions are subject to the fulfillment prior to or at the Closing of each of the following conditions (any or all of which may be waived by the parties):

(a)          No Injunction. No Governmental Authority or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, Order or other notice (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Contemplated Transactions;

(b)          Existing Loan Assumption Approval. The Existing Loan Assumption Approval shall have been received pursuant to Section 5.3(c).

(c)          Other Agreement Closing. The Other Agreement Closing shall occur simultaneously with the Closing.

6.2.        Conditions to Seller’s Obligations. The obligations of Seller to consummate the Contemplated Transactions are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived in whole or in part by Seller):

(a)          Representations and Warranties. The Fundamental Representations of Buyer shall be true and correct in all respects as of the date when made and as the Closing Date (except for representations and warranties made as of a specified date, which shall be measured only as of such specified date). The representations and warranties of Buyer other than the Fundamental Representations shall be true and correct in all material respects as of the date when made and as of the Closing Date (except for representations and warranties made as of a specified date, which shall be measured only as of such specified date).

(b)        Performance. Buyer shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be so performed or complied with by Buyer at or prior to the Closing, including payment of the Closing Consideration Amount to Seller.

(c)          Deliveries. Seller shall have received the deliveries contemplated by Article VIII.

6.3.        Conditions to Buyer’s Obligations. The obligations of Buyer to consummate the Contemplated Transactions are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived in whole or in part by Buyer) (each, a “Buyer Condition to Closing”):

(a)         Representations and Warranties. The Fundamental Representations of Seller shall be true and correct in all respects as of the date when made and as the Closing Date (except for representations and warranties made as of a specified date, which shall be measured only as of such specified date). The representations and warranties of Seller other than the Fundamental Representations shall be true and correct in all material respects as of the date when made and as of the Closing Date (except for representations and warranties made as of a specified date, which shall be measured only as of such specified date).

(b)          Performance. Seller shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be so performed or complied with by Seller at or prior to the Closing.

(c)          Deliveries. Buyer shall have received the deliveries contemplated by Article VII.

(d)        Title Policies. The Title Company shall be irrevocably committed to issue (or to endorse the Acquired Entities’ existing title insurance policies to the Closing Date), upon payment of the title premium by Buyer, owner’s Title Policies for each of the Properties with face coverage in the amount of the allocated portion of the Purchase Price for each Property, and subject only to the Permitted Liens and as otherwise provided in this Agreement.

(e)        R&W Insurance Policy. So long as Buyer has satisfied its obligations set forth in Section 9.3, the R&W Insurance Policy Insurer shall have bound, upon payment of the premiums therefore, the R&W Insurance Policy (such Buyer Condition to Closing set forth in this Section 6.3(e), the “R&W Insurance Policy Buyer Condition to Closing”); provided, however, that, and notwithstanding the foregoing or anything contained herein to the contrary, if the R&W Insurance Policy Buyer Condition to Closing has not been satisfied as of the Closing Date and so long has Buyer has satisfied its obligations set forth in Section 9.3, then (i) either Buyer or Seller shall have the right upon written notice to the other party to extend the Closing Date and the Outside Closing Date for a period of up to thirty (30) days (provided that the Closing Date or the Outside Closing Date, as applicable, shall not be later than 364 days following the Effective Date) and (ii) upon the extension of the Closing Date and the Outside Closing Date pursuant to the immediately preceding clause (i), the R&W Insurance Policy Buyer Condition to Closing shall (a) be terminated and of no further force and effect and (b) not constitute a Buyer Condition to Closing for all purposes of this Agreement, including, without limitation, this Section 6.3; provided, further, however, that if neither (1) the R&W Insurance Policy Insurer shall have bound, upon payment of the premiums therefore, the R&W Insurance Policy on or prior to the Closing Date and the Outside Closing Date, as extended pursuant to the immediately preceding proviso, nor (2) the Replacement R&W Insurance Policy Insurer shall have bound, upon payment of the premiums therefore, the Replacement R&W Insurance Policy on or prior to the Closing Date and the Outside Closing Date, as extended pursuant to the immediately preceding proviso, and in each case Buyer has satisfied its obligations set forth in Section 9.3, then, and only in such instance (such instance, the “Post-Closing Liability Trigger”) and without otherwise limiting the terms and provisions of Article IX, the Seller’s Representations (and only the Seller’s Representations) shall survive closing in accordance with the terms, provisions, conditions and limitations of Exhibit G. If the Other Agreement Closing Date and the Other Agreement Outside Closing Date are extended in accordance with Section 6.3(e) of the Other Agreement, then this Agreement shall automatically be extended pursuant to this Section 6.3(e) simultaneously with such extension of the Other Agreement Closing Date and the Other Agreement Outside Closing Date.

(f)          Required Association Approvals. With respect to each Property for which a Required Association Approval is required, such Required Association Approval shall have been obtained.

(g)          Excluded Properties. The Excluded Property Disposition shall have occurred with respect to each Excluded Property.

Notwithstanding the foregoing or anything contained herein to the contrary, if any Buyer Condition to Closing is not satisfied with respect to any Property or Properties (as opposed to the Contemplated Transaction as a whole), then, as its sole and exclusive remedy with respect to any such Property, Buyer will have the right on or before the Closing to either (x) terminate this Agreement with respect to such affected Property by giving irrevocable written notice to Seller (the time and date of such notice from Buyer in accordance with this Section 6.3, the “Buyer Condition to Closing Excluded Property Designation Date”) and the Escrow Agent, in which event such Property shall be deemed to be an “Excluded Property” for all purposes of this Agreement and the provisions of Section 2.9 of this Agreement shall apply to such Excluded Property, and thereafter, the Parties will have no further rights or obligations hereunder with respect to such Excluded Property except for those obligations expressly set forth herein with respect to such Excluded Property and those obligations which expressly survive the termination of this Agreement with respect to such Excluded Property, or (y) proceed to Closing without reduction of or set off against the Total Consideration.

ARTICLE VII
Deliveries by Seller at Closing

On the Closing Date, Seller shall deliver or cause to be delivered to Buyer:

7.1.        Officer’s Certificate. An officer’s certificate signed by a senior officer of Seller to the effect set forth in Sections 6.3(a) and 6.3(b).

7.2.        Assignment of Purchased Interests. An assignment and assumption agreement, in the form attached hereto as Exhibit D, whereby each Seller assigns its entire interest in the Purchased Interests owned by such Seller to Buyer (or Buyer’s Subsidiary, at Buyer’s discretion) free and clear of all Liens other than Permitted Entity Liens (the “Assignment Agreement”), duly executed by such Seller.

7.3.        W-9. A properly completed and duly executed IRS Form W-9 with respect to SOF- XI Term Holdings, L.P., Seller’s regarded parent for U.S. federal income tax purposes.

7.4.        Title Affidavit. The title affidavit(s) pursuant to Section 2.5.

7.5.        Existing Loan Assumption Approval. If received by Seller, the Existing Loan Assumption Approval.

7.6.        FIRPTA Certificate. An affidavit with respect to compliance with the Foreign Investment in Real Property Tax Act (I.R.C. Section 1445 and the Treasury Regulations thereunder).

7.7.        Termination of Property Management Agreements and Tiber Lease. Evidence of the termination of each Property Management Agreement and of the Tiber Lease.

7.8.        Association Estoppels. Association Estoppels received by Seller (if any).

7.10.      Guarantor Joinder. If, and only if, a Post-Closing Liability Trigger has occurred, then Seller shall cause SOF-XI U.S. NRE Holdings, L.P., a Delaware limited partnership, to execute and deliver to Buyer a guarantor joinder in the form of Exhibit H (the “Guarantor Joinder”).

7.11.       Texas Qualification. Evidence that Seller has obtained the Texas Qualification.

ARTICLE VIII
Deliveries by Buyer at Closing

On the Closing Date, Buyer shall deliver or cause to be delivered to Seller:

8.1.        Officer’s Certificate. A certificate signed by an authorized signatory of Buyer to the effect set forth in Sections 6.2(a) and 6.2(b).

8.2.        Closing Consideration Amount. The Closing Consideration Amount, by wire transfer of immediately available funds, to the Escrow Account.

8.3.        Assignment Agreement. A copy of the Assignment Agreement, duly executed by Buyer (or Buyer’s Subsidiary, at Buyer’s discretion).

8.4.        Existing Loan Assumption Approval. If received by Buyer, the Existing Loan Assumption Approval.

ARTICLE IX
Survival; R&W Insurance Policy

9.1.      No Post-Closing Liability. Subject to Section 6.3(e), Exhibit G and the Guarantor Joinder, none of the representations and warranties of Seller contained in this Agreement or any of the other documents delivered by Seller in connection with the Contemplated Transactions (including any certificate to be delivered under Article VII of this Agreement) (collectively, the “Transaction Documents”) and none of the covenants of any party required to be performed by such party before the Closing shall survive the Closing, and thereafter none of the parties hereto or any of their Affiliates or any of their respective managers, officers, trustees, directors, employees, shareholders, members, partners, agents, representatives, advisors, successors and assigns (collectively, “Representatives”) shall have any liability whatsoever with respect to any such representation, warranty, covenant or agreement, and no claim for breach of any such representation or warranty, detrimental reliance or other right or remedy (whether in contract, in tort or at law or in equity) may be brought after the Closing with respect thereto, except in the event of fraud by Seller or any of its Representatives. The provisions of this Section 9.1 will not, however, prevent or limit a cause of action prior to Closing under Section 10.2(c) to enforce specifically the terms and provisions of this Agreement or prevent or limit any claim under the R&W Insurance Policy (or, if applicable, the Replacement R&W Insurance Policy).

9.2.        Sole Remedy. Notwithstanding anything in this Agreement to the contrary, subject to Section 6.3(e), Exhibit G and the Guarantor Joinder and except for any fraud by Seller or any of its Representatives, the sole and exclusive remedy for claims with respect to any and all losses, liabilities, claims, damages and expenses of Buyer and its Affiliates and their respective Representatives based upon, arising out of, with respect to or by reason of any breach of any representation or warranty by Seller contained in this Agreement or in any Transaction Documents discovered after the Closing Date shall be to recover under either (as applicable) (i) any buyer side representations and warranties policy obtained by Buyer in connection with Contemplated Transactions and the Transaction Documents and on the non-binding indicative terms set forth on Exhibit F attached hereof (collectively, the “R&W Insurance Policy” and such non-binding indicative terms, the “R&W Insurance Policy Non-Binding Indicative Terms”) or (ii) a Replacement R&W Insurance Policy, regardless of whether or not the R&W Insurance Policy (or, if applicable, the Replacement R&W Insurance Policy) is, after it is issued and bound, invalid, invalidated, disputed or ineffective, or not obtained for any reason whatsoever, and regardless of whether or not, after the R&W Insurance Policy (or, if applicable, the Replacement R&W Insurance Policy) is issued and bound, any or all of the coverage intended to be provided thereunder is disputed, denied or otherwise unavailable in whole or in part.

9.3.      Covenant. From and after the date hereof, Buyer shall diligently pursue and use commercially reasonable efforts to obtain, on the R&W Insurance Non-Binding Indicative Terms, the R&W Insurance Policy; provided that the R&W Insurance Policy (or, if applicable, the Replacement R&W Insurance Policy) shall expressly provide that the insurer has no subrogation rights, and will not pursue any claim against Seller or any of its Representatives, except in the event of fraud by Seller or any of its Representatives. At Closing, Buyer and Seller shall each pay for fifty percent (50%) of the costs and expenses of the R&W Insurance Policy (or, if applicable, the Replacement R&W Insurance Policy) (in either case, including without limitation underwriting fees and legal fees of the R&W Insurance Policy Insurer, or, if applicable, the Replacement R&W Insurance Policy Insurer (in each case, as opposed to Buyer), premiums, deposits for binding and taxes) (collectively, “R&W Insurance Policy Costs”), provided that Buyer shall pay one hundred percent (100%) of (i) all legal fees, costs and expenses incurred by Buyer in obtaining the R&W Insurance Policy (or, if applicable, the Replacement R&W Insurance Policy) and (ii) all costs and expenses incurred by Buyer in connection with any third party reports obtained for, or provided to, the issuer of the R&W Insurance Policy (or, if applicable, the Replacement R&W Insurance Policy Insurer). Without limiting the foregoing, but on the condition of Seller’s performance of its obligations under this Section 9.3, (i) Buyer shall use commercially reasonable efforts to respond to and satisfy any and all reasonable requests from the underwriter and/or insurer(s) with respect to the R&W Insurance Policy (collectively, the “R&W Insurance Policy Insurer”), or, if applicable, the Replacement R&W Insurance Policy Insurer, including, without limitation, requests for due diligence information and third-party reports and payment of any Expense Deposit (subject to Seller’s payment of 50% thereof pursuant to the last sentence of this Section 9.3), (ii) exercise commercially reasonable efforts to participate in an “underwriting call” no later than August 10, 2022 with the R&W Insurance Policy Insurer (or, with respect to any Replacement R&W Insurance Policy, with the Replacement R&W Insurance Policy Insurer no later than the date reasonably selected by Seller), and, within a commercially reasonable period following such “underwriting call” respond to any questions and/or issues raised by the R&W Insurance Policy Insurer (or, if applicable, the Replacement R&W Insurance Policy Insurer) during, or as a result of, such “underwriting call”, and (iii) exercise commercially reasonable efforts to promptly bind the R&W Insurance Policy (or, if applicable, the Replacement R&W Insurance Policy) and, concurrently with such binding, Buyer and Seller shall each pay to the R&W Insurance Policy Insurer (or, if applicable, the Replacement R&W Insurance Policy Insurer) fifty percent (50%) of the portion of the premium for the R&W Insurance Policy (or, if applicable, the Replacement R&W Insurance Policy) required to be paid to the R&W Insurance Policy Insurer (or, if applicable, the Replacement R&W Insurance Policy Insurer) in order to so bind the R&W Insurance Policy (or, if applicable, the Replacement R&W Insurance Policy), including any applicable taxes collected by the R&W Insurance Policy Insurer (or, if applicable, the Replacement R&W Insurance Policy Insurer) (such portion of the premium, the “R&W Insurance Policy Binding Premium”). Without limiting the foregoing, Seller shall reasonably cooperate with Buyer in pursuing and obtaining the R&W Insurance Policy (or, if applicable, the Replacement R&W Insurance Policy), including, without limitation, providing such information, documents and diligence materials as the R&W Insurance Policy Insurer (or, if applicable, the Replacement R&W Insurance Policy Insurer) may reasonably require. Prior to the date when due, Seller and Buyer shall each pay the R&W Insurance Policy Insurer (or, if applicable, the Replacement R&W Insurance Policy Insurer) an amount equal to 50% of the non-refundable underwriting fee (or so called “loss mitigation” fee or expense deposit) payable to the R&W Insurance Policy Insurer (or, if applicable, the Replacement R&W Insurance Policy Insurer) in connection with the R&W Insurance Policy (or, if applicable, the Replacement R&W Insurance Policy) (“Expense Deposit”).

9.4.       No Seller Responsibility. Except as specifically provided in Section 9.3 above, and subject to Section 6.3(e), Exhibit G and the Guarantor Joinder, Seller and its Representatives shall not have any direct or indirect liability of any kind or any nature in connection with the R&W Insurance Policy (or, if applicable, the Replacement R&W Insurance Policy) except in the event of fraud by such parties, including in the event that: (a) the R&W Insurance Policy (or, if applicable, the Replacement R&W Insurance Policy) is not in force on the Closing Date for any reason; (b) the R&W Insurance Policy (or, if applicable, the Replacement R&W Insurance Policy) is terminated or cancelled or becomes null and of no effect at any time on or after the Closing Date for any reason; or (c) the R&W Insurance Policy Insurer (or, if applicable, the Replacement R&W Insurance Policy Insurer) refuses, omits, is unable to or delays to make any payment under the R&W Insurance Policy (or, if applicable, the Replacement R&W Insurance Policy) for any reason, whether or not the R&W Insurance Policy Insurer (or, if applicable, the Replacement R&W Insurance Policy Insurer) is in default or not under the R&W Insurance Policy (or, if applicable, the Replacement R&W Insurance Policy).

9.5.       Replacement R&W Insurance Policy. If the R&W Insurance Policy Buyer Condition to Closing has not been satisfied as of the originally scheduled Closing Date pursuant to Section 6.3(e), then at any time on or before the Closing Date (as the Closing Date may be extended pursuant to Section 6.3(e)), Seller shall have the right to cause a Replacement R&W Insurance Policy Insurer to bind the Replacement R&W Insurance Policy in lieu of the R&W Insurance Policy, in which case (1) Section 6.3(e), Exhibit G and the Guarantor Joinder shall not be applicable to the Contemplated Transaction and shall be of no force and effect and (2) Buyer and Seller shall proceed to Closing with the Replacement R&W Insurance Policy and otherwise (subject to the immediately preceding clause (1)) on the terms, provisions and conditions of this Agreement. Without limiting the terms and provisions of Section 9.3 with respect to the Replacement R&W Insurance Policy Insurer and the Replacement R&W Insurance Policy, Buyer shall reasonably cooperate with Seller in causing the Replacement R&W Insurance Policy Insurer to bind the Replacement R&W Insurance Policy.

ARTICLE X
Termination

10.1.       Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned:

(a)          at any time, by mutual written agreement of Seller and Buyer; or

(b)         by Buyer, (1) if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Seller set forth in this Agreement shall have occurred such that a condition set forth in Section 6.3 would not be satisfied, and (i) such breach is not reasonably capable of being cured by the Closing Date or (ii) if such breach is reasonably capable of being cured by the Closing Date, such breach shall not have been cured by the earlier of (A) ten (10) days after receipt of written notice of such breach from Buyer and (B) the Closing Date or (2) if Other Agreement Buyer has the right to terminate, and is simultaneously terminating, the Other Agreement pursuant to Section 10.1(b) of the Other Agreement; provided, however, that Buyer will not have the right to terminate this Agreement pursuant to this Section 10.1(b) (1) if Buyer or Other Agreement Buyer is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement or the Other Agreement, respectively or (2) if the last paragraph of Section 6.3 applies to such failure of a condition set forth in Section 6.3 to be satisfied; provided further, however, that the foregoing notice and cure period set forth in this clause (b) shall not apply to any failure by Seller to close the Contemplated Transactions on the Closing Date in accordance with the terms, provisions and conditions of this Agreement;

(c)         by Seller, (1) if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Buyer set forth in this Agreement shall have occurred such that a condition set forth in Section 6.2 would not be satisfied, and (i) such breach is not reasonably capable of being cured by the Closing Date or (ii) if such breach is reasonably capable of being cured by the Closing Date, such breach shall not have been cured by the earlier of (A) ten (10) days after receipt of written notice of such breach from Buyer and (B) the Closing Date or (2) if Other Agreement Seller has the right to terminate, and is simultaneously terminating, the Other Agreement pursuant to Section 10.1(c) of the Other Agreement; provided that Seller will not have the right to terminate this Agreement pursuant to this Section 10.1(c) if Seller or Other Agreement Seller is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement or the Other Agreement, respectively; provided further that the foregoing notice and cure period set forth in this clause (c) shall not apply to any failure by Buyer to close the Contemplated Transactions on the Closing Date in accordance with the terms, provisions and conditions of this Agreement;

(d)          by written notice by either Seller or Buyer to the other party if the condition to Closing set forth in Section 6.1 is not satisfied as of the Closing Date so long as such failure is not otherwise a result of any breach of this Agreement by such party;

(e)          by Buyer pursuant to, and subject to the terms and conditions of, Section 2.7;

(f)          in accordance with Section 2.2; or

(g)          by Seller in accordance with Section 2.9(b).

10.2.      Effect of Termination.

(a)          In the event that this Agreement is terminated pursuant to Section 10.1(a), Section 10.1(b), Section 10.1(d), Section 10.1(e), Section 10.1(f) or Section 10.1(g), then the Escrow Agent shall return the Deposit to the Buyer by wire transfer of immediately available funds to the account designated by the Buyer as promptly as reasonably practicable after such termination (with deduction of Buyer’s portion of the fee payable to Escrow Agent pursuant to this Agreement, if unpaid, with deduction for the Independent Consideration, if applicable pursuant to Section 2.7 and, if this Agreement is terminated other than pursuant to Section 10.1(b), with deduction for fifty percent (50%) of the Existing Loan Assumption Fees) (and, in the event that this Agreement is terminated pursuant to Section 10.1(b), Seller shall reimburse Buyer for (x) its direct and documented reasonable out of pocket costs and expenses actually incurred by Buyer in the negotiation of this Agreement, conducting its diligence activities, and otherwise in preparation for Closing, in an aggregate amount up to One Million Five Hundred Thousand Dollars ($1,500,000.00), (y) the amounts paid by Buyer for the R&W Insurance Policy Binding Premium, and (z) amounts paid by Buyer for the Expense Deposit), whereupon this Agreement shall automatically terminate and none of the parties shall have any further obligation to the others, except that the parties hereto shall remain bound by the provisions of this Section 10.2 and Section 5.6 and Article XI, and by the provisions of the Access Agreement and the Confidentiality Agreement (collectively, the “Surviving Provisions”).

(b)          In the event that this Agreement is terminated pursuant to Section 10.1(c), then Buyer shall forfeit, and the Escrow Agent shall deliver to Seller, and Seller shall be entitled to retain, the Deposit. In such event, except with respect to the Surviving Provisions, the delivery of the Deposit shall be deemed to be liquidated damages and the sole and exclusive remedy of Seller and its Affiliates and Representatives against Buyer and any of its Affiliates and Representatives for any failure to close this Agreement. The parties acknowledge and agree that the damages to Seller in the circumstances described in this Section 10.2(b) would be difficult, if not impossible to ascertain, and the liquidated damages provided for in this Section 10.2(b) are a reasonable estimate thereof.

(c)          In the event that a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Seller set forth in this Agreement shall have occurred such that Buyer would have the right to terminate this Agreement pursuant to Section 10.1(b), Buyer shall be entitled, in lieu of termination, to seek specific performance of the terms hereof; provided, however, that Buyer must file suit for specific performance against Seller in a tribunal permitted by this Agreement on or before sixty (60) days following the date upon which the Closing was scheduled to have occurred as provided herein; provided further, however, that if, specific performance is not a remedy to Buyer pursuant to Section 10.2(c) because Seller has sold the Acquired Entities or the Properties to a third party in breach of this Agreement, then (i) Buyer may instruct Escrow Agent to return the Deposit and accrued interest thereon, (ii) Buyer may recover from Seller the amount by which the total consideration received by Seller for the sale of the Acquired Entities or the Properties (as applicable) to a third party in breach of this Agreement exceeds the Purchase Price for the Property and (iii) Buyer may exercise its rights and remedies set forth in Section 10.2(a).

(d)       Notwithstanding the foregoing or anything contained herein to the contrary, a party shall only be entitled to elect and/or exercise a right and/or remedy under this Section 10.2 (including, without limitation, the termination of this Agreement and/or seeking specific performance) if such party’s Affiliate that is a party to the Other Agreement is (i) entitled to exercise the same right and/or remedy under Section 10.2 of the Other Agreement, and (ii) simultaneously exercising the same right and/or remedy under Section 10.2 of the Other Agreement.

ARTICLE XI
Miscellaneous

11.1.      Expenses. Other than any fees and expenses expressly allocated among the parties pursuant to this Agreement, all fees and expenses incurred in connection with the Contemplated Transactions shall be paid by the party incurring such expenses, whether or not the Contemplated Transactions are consummated.

11.2.     Notices. All notices, demands, requests and other communications required or permitted hereunder shall be in writing, and shall be (a) personally delivered with a written receipt of delivery; (b) sent by a nationally-recognized overnight delivery service requiring a written acknowledgement of receipt or providing a certification of delivery or attempted delivery; (c) sent by certified or registered mail, return receipt requested; or (d) sent by confirmed facsimile transmission or electronic delivery with an original copy thereof transmitted to the recipient by one of the means described in subsections (a) through (c) no later than three (3) business days thereafter. All notices shall be deemed effective when actually delivered as documented in a delivery receipt except for electronic delivery which shall be deemed effective when sent by email; provided, however, that if the notice was sent by overnight courier or mail as aforesaid and is affirmatively refused or cannot be delivered during customary business hours by reason of the absence of a signatory to acknowledge receipt, or by reason of a change of address with respect to which the addressor did not have either knowledge or written notice delivered in accordance with this paragraph, then the first attempted delivery shall be deemed to constitute delivery. Each party shall be entitled to change its address for notices from time to time by delivering to the other party notice thereof in the manner herein provided for the delivery of notices. All notices shall be sent to the addressee at its address set forth following its name below:

If to Seller:	c/o Starwood Capital Group Global 100 Pine Street, Suite 3000 San Francisco, California 94111 Attention: Sam Caven Email: scaven@starwood.com

With a copy (which shall not constitute notice) to:	Rinaldi, Finkelstein and Franklin 591 West Putnam Avenue Greenwich, CT 06830 Attention: James Raved Email: jraved@starwood.com

Kirkland & Ellis LLP 601 Lexington Avenue New York, New York 10022 Attention: Christopher L. Hartmann, P.C. Email: christopher.hartmann@kirkland.com

If to Buyer:	VB FIVE, LLC 3500 Park Center Drive, Suite 100 Dayton, OH 45414 Attn: Dana Sprong; Grace Chu Email: dana.sprong@vinebrookhomes.com grace.chu@vinebrookhomes.com

With a copy (which shall not constitute notice) to:	NexPoint Real Estate Advisors, L.P. 300 Crescent Court, Suite 700 Dallas, TX 75230 Attn: Brian Mitts, D.C. Sauter, Rob Harris Email: BMitts@nexpoint.com dsauter@nexpoint.com rharris@nexpoint.com

With a copy (which shall not constitute notice) to:	Wick Phillips Gould & Martin, LLP 3131 McKinney Avenue, Suite 500 Dallas, TX 75204 Attn: Chris Fuller, Ryan Goins Email: chris.fuller@wickphillips.com ryan.goins@wickphillips.com

11.3.      Governing Law. This Agreement shall in all respects be governed by, and construed in accordance with, the Laws (excluding conflict of laws rules and principles) of the State of Delaware applicable to agreements made and to be performed entirely within such State, including all matters of construction, validity and performance.

11.4.     Entire Agreement. This Agreement, together with the Exhibits hereto, the Company Disclosure Schedules, the Ancillary Documents, the Confidentiality Agreement, the Other Agreement, the Access Agreement and the Other Agreement Access Agreement constitute the entire agreement of the parties relating to the subject matter hereof and supersede all prior contracts or agreements, whether oral or written.

11.5.      Severability. Should any provision of this Agreement or the application thereof to any Person or circumstance be held invalid or unenforceable to any extent: (a) such provision shall be ineffective to the extent, and only to the extent, of such unenforceability or prohibition and shall be enforced to the greatest extent permitted by Law, (b) such unenforceability or prohibition in any jurisdiction shall not invalidate or render unenforceable such provision as applied (i) to other Persons or circumstances or (ii) in any other jurisdiction, and (c) such unenforceability or prohibition shall not affect or invalidate any other provision of this Agreement.

11.6.      Amendment. Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented or modified orally, but only by an instrument in writing signed by Buyer and Seller; provided, that the observance of any provision of this Agreement may be waived in writing by the party that will lose the benefit of such provision as a result of such waiver.

11.7.      Effect of Waiver or Consent. No waiver or consent, express or implied, by any party to or of any breach or default by any party in the performance by such party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such party of the same or any other obligations of such party hereunder. No single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce any right or power, shall preclude any other or further exercise thereof or the exercise of any other right or power. Failure on the part of a party to complain of any act of any party or to declare any party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder until the applicable statute of limitation period has run.

11.8.      Parties in Interest; Limitation on Rights of Others. The terms of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective legal representatives, successors and assigns. Nothing in this Agreement, whether express or implied, shall be construed to give any Person (other than the parties hereto and their respective legal representatives, successors and assigns and as expressly provided herein) any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenants, conditions or provisions contained herein, as a third party beneficiary or otherwise; provided, that Buyer Exculpated Parties, Seller Exculpated Parties and Indemnified Individuals who are not otherwise a party to this Agreement shall be third party beneficiaries of Section 5.5.

11.9.      Assignability. This Agreement shall not be assigned by Seller without the prior written consent of Buyer. This Agreement shall not be assigned by Buyer without the prior written consent of Seller; provided, however, that Buyer shall have the right to assign this Agreement to one or more entities that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with Buyer upon at least five (5) days’ prior written notice to (but without the consent of) Seller so long as (a) Buyer is not released from its liability hereunder and (b) any such assignment would not impair, restrain, prevent, delay or otherwise negatively impact satisfying and/or obtaining the Existing Loan Assumption Approval Conditions or the Existing Loan Assumption Approval. No transfer or assignment by Buyer in violation of the provisions hereof shall be valid or enforceable.

11.10.    Jurisdiction; Court Proceedings; Waiver of Jury Trial. Any Litigation against any party to this Agreement arising out of or in any way relating to this Agreement shall be brought in any federal or state court located in the State of Delaware and each of the parties hereby submits to the exclusive jurisdiction of such courts for the purpose of any such Litigation; provided, that a final judgment in any such Litigation shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party irrevocably and unconditionally agrees not to assert (a) any objection which it may ever have to the laying of venue of any such Litigation in any federal or state court located in the State of Delaware, (b) any claim that any such Litigation brought in any such court has been brought in an inconvenient forum and
(c) any claim that such court does not have jurisdiction with respect to such Litigation. To the extent that service of process by mail is permitted by applicable Law, each party irrevocably consents to the service of process in any such Litigation in such courts by the mailing of such process by registered or certified mail, postage prepaid, at its address for notices provided for herein. Each party irrevocably and unconditionally waives any right to a trial by jury and agrees that any of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained-for agreement among the parties irrevocably to waive its right to trial by jury in any Litigation.

11.11.     No Other Duties. The only duties and obligations of the parties under this Agreement are as specifically set forth in this Agreement, and no other duties or obligations shall be implied in fact, Law or equity, or under any principle of fiduciary obligation.

11.12.    Reliance on Counsel and Other Advisors. Each party has consulted such legal, financial, technical or other expert as it deems necessary or desirable before entering into this Agreement. Each party represents and warrants that it has read, knows, understands and agrees with the terms and conditions of this Agreement.

11.13.    Sole Remedies. The sole and exclusive remedies of the parties in relation to any breach of the provisions of this Agreement shall be as expressly set forth in Article IX and Article X.

11.14.    Counterparts. This Agreement may be executed by in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument. Delivery of an executed counterpart by facsimile transmission or by electronic means (including a .pdf document) shall be effective.

11.15.    Further Assurance. If at any time after the Closing any further action is necessary or desirable to fully effect the transactions contemplated by this Agreement or any other of the Ancillary Documents, each of the parties shall take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request.

11.16.    Legal Representation. Each of the parties to this Agreement acknowledges that Kirkland & Ellis LLP (“Kirkland”) currently serves as counsel to both (a) the Acquired Entities and (b) Seller and its Affiliates (Seller individually and collectively with its Affiliates, the “Seller Group”) in connection with the negotiation, preparation, execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby. There may come a time, including after the consummation of the transactions contemplated by this Agreement and the Ancillary Documents, when the interests of the Seller Group and the Acquired Entities may no longer be aligned or when, for any reason, the Seller Group, Kirkland or any Acquired Entity believes that Kirkland can or should no longer represent both the Seller Group and the Acquired Entities. The parties understand and specifically agree that Kirkland may withdraw from representing any Acquired Entity and continue to represent the Seller Group, even if the interests of the Seller Group and the interests of any Acquired Entity are or may be adverse, including in connection with any dispute arising out of or relating to this Agreement or any of the Ancillary Documents or the transactions contemplated hereby or thereby, and even though Kirkland may have represented the Acquired Entities in a matter substantially related to such dispute or may be handling ongoing matters for any Acquired Entity, and Buyer and the Acquired Entities hereby consent thereto and waive any conflict of interest arising therefrom. Each of the parties further agrees that, as to all communications among Kirkland, any Acquired Entity and the Seller Group, the attorney-client privilege, the expectation of client confidence and all other rights to any evidentiary privilege belong to the Seller Group and shall not pass to or be claimed by any Acquired Entity or any of its Affiliates. In addition, if the transactions contemplated by this Agreement and the Ancillary Documents are consummated, the Acquired Entities shall have no right of access to or control over any of Kirkland’s records related to such transactions, which shall become property of (and be controlled by) the Seller Group. Furthermore, in the event of a dispute between the Seller Group and any Acquired Entity arising out of or relating to any manner in which Kirkland acted for them both, none of the attorney-client privilege, the expectation of client confidence or any other rights to any evidentiary privilege will protect from disclosure to the Seller Group any information or documents developed or shared during the course of Kirkland’s joint representation of the Seller Group and the Acquired Entities.

11.17.    Attorneys’ Fees. If any action or proceeding is commenced by any party or parties hereto against any other party or parties hereto that arises out of, or relates to, this Agreement and/or any of Ancillary Documents, then the non-prevailing party shall be responsible for all costs and expenses in connection therewith, including reasonable attorneys’ fees and witness fees as determined by a court of competent jurisdiction or any other trier of fact.

11.18.    Release. Effective as of the Closing Date, except for any rights or obligations under this Agreement that expressly survive the Closing, Buyer on behalf of itself and each of its Affiliates and each of the Buyer Exculpated Parties, hereby irrevocably and unconditionally releases and forever discharges Seller and the Seller Exculpated Parties of and from any and all actions, causes of action, suits, proceedings, executions, judgments, duties, debts, dues, accounts, bonds, Contracts and covenants (whether express or implied), and claims and demands whatsoever whether in law or in equity which Buyer or the Buyer Exculpated Parties may have against Seller or the Seller Exculpated Parties, now or in the future, in each case, arising out of or related to (i) any of the Acquired Entities or their business, assets or operations, or (ii) actions of the board of managers or directors, or any officers, of any Acquired Entities (collectively, the “Released Claims”). Effective as of the Closing Date, except for any rights or obligations under this Agreement that expressly survive the Closing, Seller on behalf of itself and each of its Affiliates and each of the Seller Exculpated Parties, hereby irrevocably and unconditionally releases and forever discharges the Acquired Entities and the Buyer Exculpated Parties of and from any and all actions, causes of action, suits, proceedings, executions, judgments, duties, debts, dues, accounts, bonds, Contracts and covenants (whether express or implied), and claims and demands whatsoever whether in law or in equity which Seller or the Seller Exculpated Parties may have against the Acquired Entities or the Buyer Exculpated Parties, now or in the future, in each case, arising out of or related to (i) any of the Acquired Entities or their business, assets or operations, or (ii) actions of the board of managers or directors, or any officers, of any Acquired Entities.

11.19.    Third-Party Beneficiary. Buyer hereby (a) acknowledges that Essex is an indirect affiliate of Seller, and (b) agrees that such affiliation shall not, in any event or circumstance, be asserted by Buyer, or any affiliate, successor, or assign of Buyer, as a grounds or basis, in whole or in part, for (i) any defense with respect to Buyer’s obligations under this Agreement, (ii) the annulment, avoidance, invalidation, rescission, or termination of this Agreement, (iii) the annulment, avoidance, disregard, invalidation, qualification, or modification of any limitations with respect to Seller’s liability under this Agreement or the documents required to be delivered pursuant to Section 7 (collectively, the “Closing Documents”) as set forth herein or in the Closing Documents, (iv) any expansion or imposition of a covenant, representation, or warranty of Seller under this Agreement or in the Closing Documents with respect to the title to be conveyed pursuant to this Agreement, (v) any expansion or imposition of liability under the title policy beyond the express terms thereof, or (vi) any other claim, at law or in equity, against Seller, Essex, or any direct or indirect member, partner, shareholder, director, officer, or employee of either such party (other than claims for fraud). Notwithstanding anything to the contrary contained in this Agreement, Essex shall be considered to be a third-party beneficiary of Buyer’s covenants as set forth in this Section 11.19. The provisions of this Section 11.19 shall survive the termination of this Agreement and/or the Closing.

11.20.    State-Specific Provisions. In no event shall any of the following be deemed to limit anything contained in Section 11.3 hereof.

(a)          Florida.

(i)    Radon Notice. Pursuant to Section 404.056(5), Florida Statutes, Buyer is hereby notified as follows: “RADON GAS: Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county health department.”

(b)          Texas.

(i)    As to Properties located in the State of Texas, Section 3.7(c) is replaced with the following: To Seller’s knowledge, the Property Owner has good and indefeasible fee simple title to the Properties located in the State of Texas, free and clear of Liens, except for Permitted Liens, instruments securing the Existing Loan and any liens, claims and security interests that will be released at or prior to the Closing.

11.21.    Jointly and Severally. Notwithstanding anything to the contrary contained in this Agreement or any document executed in connection herewith, each Seller shall be jointly and severally liable to Buyer under or in connection with this Agreement or any document executed in connection herewith.

11.22.    Closing; Dates. Notwithstanding anything to the contrary contained in this Agreement or any document executed in connection herewith, (1) it is understood and agreed that the Closing shall occur simultaneously with the Other Agreement Closing and (2) if the Other Agreement Closing Date, the Other Agreement Outside Closing Date or any other date set forth in the Other Agreement is adjourned or extended in accordance with the terms of the Other Agreement, then the Closing Date, the Outside Closing Date or any such other date hereunder shall be automatically adjourned or extended concurrently to such as-adjourned or extended Other Agreement Closing Date, Other Agreement Outside Closing Date or other date set forth in the Other Agreement.

[Remainder of Page Intentionally Left Blank;

Signature Page Follows]

IN WITNESS WHEREOF, each of the patties hereto has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the Effective Date.

SELLER:

SOF-XI TERM HOLDINGS, L.P., a Delaware limited partnership

By:	SOF-XI Tenn Holdings GP, L.L.C., a Delaware limited liability company, its general partner

By: /s/ Sam Caven
Name: Sam Caven
Its: Authorized Signatory

SOF-XI TERM PARENT HOLDINGS, L.P., a Delaware limited partnership

By:	SOF-XI Term Parent Holdings GP, L.L.C., a Delaware limited liability company, its general partner

By: /s/ Sam Caven
Name: Sam Caven
Its: Authorized Signatory

Signature Page to Interest Purchase Agreement (Tusk)

BUYER:

VB FIVE, LLC, a Delaware limited liability company

By:	/s/ Dana Sprong
Name:	Dana Sprong
Its:	Authorized Signatory

Signature Page to Interest Purchase Agreement (Tusk)

Exhibit A

Allocated Purchase Prices

See attached.

Exhibit B

Form of Escrow Agreement

Exhibit C

Mandatory Removal Exceptions

See attached.

Exhibit D

Form of Assignment Agreement

Exhibit E

Form of Title Affidavit

Exhibit F

R&W Insurance Policy Non-Binding Indicative Terms

Exhibit G

Post-Closing Liability Terms and Provisions

Exhibit H

Form of Guarantor Joinder